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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2003

KEYSTONE PROPERTY TRUST
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-12514 (Commission File Number)	84-1246585 (IRS Employer Identification No.)
200 Four Falls Corporate Center, Suite 208 West Conshohocken, PA 19428 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (484) 530-1800

ITEM 5. OTHER EVENTS

        Keystone Property Trust (the "Company") adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), on January 1, 2002. In accordance with the implementation provisions of SFAS 144, the operating results and gains or losses related to real estate assets disposed subsequent to December 31, 2001 where there is no significant continuing involvement with the property are to be reported as discontinued operations in the consolidated statement of operations for all periods presented. As a result of the adoption of SFAS No. 144 on January 1, 2002 and the requirement that the discontinued operations restatement for 1999 through 2001 be audited, the Company engaged KPMG LLP ("KPMG") to reaudit the Company's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999. The Company is replacing the Report of Independent Public Accountants from the former certifying accountant, Arthur Andersen, LLP, with the report of the Company's new certifying accountant, KPMG.

        In addition, as announced by the Company on January 29, 2003, the Company is restating its 2001 and 2000 financial statements in order to correct certain items identified in connection with the re-audits. These corrections result in a reduction in reported net income, before minority interest allocations, in 2001 and 2000 of approximately $717,000 and $467,000, respectively and are primarily related to the recognition of non-cash compensation expense related to the forgiveness provisions of certain loans to executives and other employees and the correction of straight line rent adjustments on certain leases, the expensing of certain interest and payroll capitalized related to properties under development and the reversal of an extraordinary loss recorded in 2001 related to the refinancing of one of the Company's credit lines. The impact of these corrections reduced the Company's reported net income allocated to common shareholders, in 2001 and 2000 by $460,000 and $329,000, respectively. These corrections are discussed in further detail in note 15 to the Company's consolidated financial statements included in this Current Report on Form 8-K.

        Accordingly, the Company is amending the following items as reported in its 2001 Report on Form 10-K originally filed on April 1, 2002. All other items of the Report on Form 10-K remain unchanged. No attempt has been made to update the matters in the Report on Form 10-K except as expressly provided below.

		Page
Item 6.	Selected and Summary Financial Data	3
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations	4
Item 8.	Financial Statements and Supplemental Data	17

ITEM 7. FINANCIAL STATEMENT, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

  (c)
  Exhibits

  23.1
  Consent of KPMG, LLP

  99.1
  Chief Executive Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

  99.2
  Chief Financial Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

  99.3
  Principal Executive Officer Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  99.4
  Principal Financial Officer Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  99.5
  Chief Accounting Officer Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

KEYSTONE PROPERTY TRUST
Date: February 6, 2003	By: /s/ JEFFREY E. KELTER Jeffrey E. Kelter President and Chief Executive Officer
Date: February 6, 2003	By: /s/ TIMOTHY E. MCKENNA Timothy E. McKenna Senior Vice President and Chief Financial Officer
Date: February 6, 2003	By: /s/ J. PETER LLOYD J. Peter Lloyd Vice President and Chief Accounting Officer

Item 6. Selected and Summary Financial Data.

        The following table sets forth selected financial data for the Company for each of the five years in the period ended December 31, 2001. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K. For discussion of restatements for 2001 and 2000, see Note 15.

	(in 000's, except for per share data) Years Ended December 31,
	2001	2000	1999	1998	1997
	(restated)	(restated)
OPERATING DATA
Total revenue	$106,570	$119,987	$81,659	$40,464	$8,197

Property operating expenses	8,653	10,388	8,421	5,086	2,736
Real estate taxes	9,567	10,779	6,246	2,507	376
General and administrative expenses	8,660	8,001	6,697	1,879	732
Depreciation and amortization	23,938	20,526	15,784	6,796	909
Interest expense	33,373	45,237	29,315	14,061	3,134
Provision for asset impairment	—	11,300	—	—	—
Buy out of employment agreements, options and warrants	—	—	—	—	3,203

Total operating expenses	84,191	106,231	66,463	30,329	11,090

Equity in income/(losses) from equity method investments	1,123	(73)	(62)	(1,167)	404
Gains on sales of assets	9,142	106	1,284	11,952	4,608

Income before minority interest, extraordinary item and distributions to preferred unitholders	32,644	13,789	16,418	20,920	2,119
Distributions to preferred unitholders	(7,057)	(6,875)	(2,040)	—	—
Minority interest	(5,062)	(251)	(5,177)	(9,403)	(876)

Income from continuing operations	20,525	6,663	9,201	11,517	1,243
Discontinued operations	658	277	455	(69)	—
Extraordinary item-loss from debt extinguishment	(2,274)	—	—	(220)	—

Net income	$18,909	$6,940	$9,656	$11,228	$1,243

Income allocated to preferred shareholders	(5,035)	(6,373)	(3,328)	(55)	—

Net income allocated to common shareholders	$13,874	$567	$6,328	$11,173	$1,243

Distributions paid on Common Shares	$16,781	$14,345	$8,375	$6,308	$985

PER SHARE DATA
Net income per Common Share before extraordinary item and discontinued operations—basic	$1.01	$0.03	$0.77	$1.79	$0.92
Net income per Common Share—basic	$0.96	$0.06	$0.83	$1.77	$0.92
Net income per Common Share before extraordinary item and discontinued operations—diluted	$0.98	$0.04	$0.77	$1.75	$0.88
Net income per Common Share—diluted	$0.90	$0.06	$0.80	$1.73	$0.88
Distributions paid per Common Share	$1.26	$1.21	$1.12	$0.97	$0.87
Weighted average number of shares outstanding—basic EPS(1)	14,518,099	9,239,591	7,622,010	6,299,281	1,347,297
Weighted average number of shares outstanding—diluted EPS	21,410,023	9,244,356	14,810,817	11,908,761	2,404,004

	(in 000's, except for per share data) Years Ended December 31,
	2001	2000	1999	1998	1997
	(restated)	(restated)
OTHER DATA
Funds from Operations(2)	$49,912	$46,815	$32,533	$15,919	$1,849
Cash flow provided from (used in):
Operating activities	45,635	43,087	35,902	16,020	2,098
Investing activities	16,908	(62,646)	(200,444)	(260,733)	(3,145)
Financing activities	(64,236)	19,083	165,439	230,288	17,377
BALANCE SHEET DATA
Undepreciated book value of real estate	$817,625	$957,400	$860,336	$542,869	$155,063
Net investment in real estate, net	770,433	916,842	837,940	536,002	152,108
Total assets	826,807	962,480	875,076	558,974	180,955
Total indebtedness	435,136	616,569	522,112	346,105	86,501
Total liabilities	455,133	638,753	543,415	356,225	89,662
Total minority interest	108,695	156,868	145,931	95,705	39,364
Total shareholders' equity	262,979	166,859	185,730	107,044	51,929
OTHER DATA
Total leaseable square footage of properties at end of year	21,802,930	20,397,410	18,652,284	11,928,620	2,418,590
Number of properties at the end of year	125	129	133	99	21
Percentage leased at end of year	94%	95%	99%	98%	95%

(1)
Basic weighted average number of shares includes only Common Shares outstanding during the year and the effect of any options outstanding which were dilutive and excludes OP Units.

(2)
Funds from Operations ("FFO"), which is a commonly used measurement of the performance of an equity REIT, as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), is net income (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring, gains or losses from sales of property and provisions for asset impairment, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Effective January 1, 2000, NAREIT issued certain clarifications to its definition of FFO. The Company has adopted these clarifications as of January 1, 2000 and has retroactively restated FFO for all years presented in the table above in order to present FFO in accordance with these clarifications. Management believes the presentation of FFO is a useful disclosure as a general measure of its performance in the real estate industry, although the Company's FFO may not necessarily be comparable to similarly titled measures of other REITs. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

Item 7. Management's Discussion and Analysis Of Financial Condition And Results Of Operations.

        The following discussion and analysis should be read in conjunction with the consolidated financial statements appearing elsewhere herein. This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends which do not relate to historical matters identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. As a result, the Company's actual results could materially differ from those set forth in the forward-looking statements. Certain factors that might cause such a difference include but are not limited to the following: real estate investment considerations, such as the effect of economic and other conditions in the market area on cash flows and values; the need to renew leases or relet space upon the expiration of current leases; the risks associated with the construction and development of properties; the ability of a property to generate revenues sufficient to make principal payments on outstanding debt; outstanding debt may be refinanced at higher interest rates or otherwise on terms less favorable to the Company and interest rates under the Company's $125,000,000 senior unsecured revolving credit facility (the "Credit Facility") may increase.

Overview

        The Company has achieved significant growth since the transactions that occurred in December 1997, which resulted in the reorganization of the Company as a real estate investment trust ("REIT") focused primarily on the acquisition and development of industrial properties and to a lesser extent office properties. In 2001, the Company continued on its strategic plan to expand its industrial "big-box" warehouse portfolio in its core markets of Central/Northern New Jersey, Central Pennsylvania and Indianapolis, Indiana while selling non-core industrial and office properties. At December 31, 2001, the Company owned interests in 125 properties which aggregated 21.8 million square feet consisting of 102 or 20.2 million square feet of industrial properties, 22 or 1.5 million square feet of office properties and an investment in a direct financing lease.

2001 Highlights

        The significant highlights of 2001 were as follows:

  •
  Completed the sale of 3.5 million square feet or $195 million of industrial properties, including the $104 million of properties sold to the CalEast Joint Venture, and 853,823 square feet or $93 million of office properties at a net aggregate gain of $9.1 million. This resulted in the Company's owned office square footage decreasing by 38% from 2.4 million square feet at December 31, 2000 to 1.5 million at December 31, 2001.

  •
  In March 2001, completed the formation of the CalEast Joint Venture and seeded the venture with $104 million of industrial assets. The purpose of this venture is to acquire $300 million of industrial assets in New Jersey.

  •
  Acquired 3.7 million square feet or $134 million of industrial properties in its core markets, including 812,739 square feet or $32 million acquired by the CalEast Joint Venture, thereby increasing the square footage of industrial assets owned in its core markets by approximately 19% from 12.0 million square feet at December 31, 2000 to 14.3 million square feet at December 31, 2001.

  •
  Completed the construction of approximately 1.4 million square feet of big box, industrial facilities at an aggregate cost of approximately $47 million and leased approximately 56% of this space.

  •
  Raised $124 million of common equity through the sale of an aggregate of 10.4 million shares in two offerings in April and August of 2001. The net proceeds of these offerings were used to repurchase $40 million of preferred equity and 2.9 million Common Shares and OP Units and to repay approximately $56 million of debt.

  •
  Reduced the Company's debt to undepreciated assets and debt to market capitalization ratios from 66.9% and 63.3% at December 31, 2000, respectively, to 49.8% and 50.6% at December 31, 2001.

  •
  Reduced the Convertible Preferred Stock and Convertible Preferred Units from $140 million to $100 million or by 29% during 2001. Improved interest and fixed charge coverage ratios from 2.0 and 1.5 for the fourth quarter of December 31, 2000, respectively, to 2.8 and 2.1 for the quarter ended December 31, 2001, respectively.

  •
  In December 2001, replaced the Company's $150 million secured revolving credit facility with the $125 million unsecured Credit Facility, which matures in December 2004.

Results of Operations

Year ended December 31, 2001 as compared to Year ended December 31, 2000

        Net income allocated to common shareholders for the year ended December 31, 2001 was $13.9 million or $0.90 per diluted share compared to net income allocated to common shareholders of $567,000 or $0.06 per diluted share for 2000. The increase in net income allocated to common shareholders was attributed to the $11.3 million asset valuation provision recorded in 2000 for certain properties which the Company sold in January 2001 and the $9.1 million in gains recorded in 2001 from other property sales. Excluding the impact of the asset valuation provision recorded in 2000, asset sales in both 2001 and 2000, the extraordinary item recorded in 2001 and the $2.7 million catch-up depreciation adjustment, discussed below, net income allocated to common shareholders for the year ended December 31, 2001 would have been $10.9 million or $.70 per diluted share as compared to net income of $9.1 million or $.71 per diluted share for 2000.

        Revenues decreased by $13.4 million, or 11.2%, to $106.6 million in 2001 as compared to $120.0 million for the year ended December 31, 2000, primarily as a result of $288 million of property dispositions in 2001.

        Property operating expenses and real estate tax expense in aggregate decreased by $2.9 million or 13.9% as compared to 2000 primarily as a result of property dispositions. Operating margins (revenue less property operating expenses and real estate tax expenses) for 2001 were 82.9% and were slightly higher than operating margins in 2000 of 82.4% primarily as a result of the Company's increased ownership of industrial properties which carry a higher operating margin.

        General and administrative expenses increased by $659,000 or 8.2%, to $8.7 million in 2001 from $8.0 million in 2000. This increase was primarily a result of the Company's writeoff of approximately $300,000 of costs for development projects and other transactions for which the Company decided not to proceed and an increase in compensation charges related to additional awards under the Company's employee stock loan program.

        Depreciation and amortization increased by $3.4 million or approximately 16.6%, to $23.9 million in 2001 as compared to $20.5 million in 2000, primarily as a result of a cumulative catch up depreciation adjustment of $2.7 million recorded in the first quarter of 2001 for assets held for sale which were placed back in service as operating assets in the first quarter of 2001. Increases in the amortization of tenant improvements and deferred leasing costs in 2001 were generally offset by decreased depreciation charges as a result of property dispositions in 2001.

        Interest expense decreased to $33.4 million in 2001 from $45.2 million in 2000, a decrease of $11.8 million or 26.2%. This decrease is primarily the result of debt repayments using proceeds from asset sales, a decrease in the variable interest rate for the Credit Facility, which accounted for approximately $2.1 million of this decrease, and the Company's April 30, 2001 Common Share offering which resulted in the repayment of approximately $56 million in Credit Facility and other mortgage debt.

        Equity in income from the Company's joint venture investments was $1.1 million in 2001 as compared to a loss of $73,000 in 2000. This increase in earnings from equity method investments is a result of the 3 Points Joint Venture building in Airtech Park which was completed and occupied in the first quarter of 2001, and income from the CalEast Joint Venture which began in March 2001.

        Gains on sales of assets increased to approximately $9.1 million in 2001 from $106,000 in 2000. This increase is a result of 27 properties that were sold in 2001 at an aggregate selling price of $288 million compared to the sales of 12 properties for an aggregate selling price of $50 million in 2000. The majority of the gain recorded in 2001 is the result of the sale of the 200 Industrial Avenue facility located in Teterboro, New Jersey in September 2001 which resulted in a gain of $9.6 million.

Segments

        Revenue in the industrial and office segments declined by $8.0 million and $6.6 million, or 9.7% and 16.0%, respectively, from 2000. Property level operating income in the industrial and office segments declined by $6.4 million and $5.1 million, respectively, from 2002. These decreases were offset by an increase of $1.4 million in other income as a result of increases in interest income from uninvested proceeds from asset sales, fees from the CalEast Joint Venture and reimbursements from the Management Company.

        The decreases in revenue and property level operating income in the industrial segments during 2001 in comparison to 2000 are a result of the Company's property sales in 2001 and in the latter half of 2000 and decreased occupancy in certain markets. The primary reason for the decrease in revenue and property level operating income in the industrial segments was a result of the sale of assets in New Jersey to the CalEast Joint Venture in March 2001. Secondarily, the Indiana industrial segment realized a 27% increase in property level operating income for 2001 as compared to 2000 primarily as a result of lease termination income. Decreases in revenue and property level operating income in 2001 in the Ohio, Pennsylvania, New York and South Carolina industrial segments are primarily the result of decreased occupancy in 2001. Property level operating margins in the industrial segments (excluding interest expense, general and administrative expense, and depreciation expense), were 88.5% for 2001 and 87.7% in 2000.

        The decrease in revenue and property level operating income in the office segment is primarily the result of sales of four of the Properties in the Pennsylvania office segment in January 2001 along with the sale of the New Jersey office assets in November 2001. Revenues and property level operating income decreased in the New York office segment as a result of a decrease in economic occupancy to 95.4% from 96.9% in 2000.

Same Store Properties

        The Same Store Properties, which are properties owned since September 30, 2000, consist of 85 industrial and 22 office properties aggregating approximately 18.0 million square feet. The property level operating income from the Same Store Properties represented approximately 83.0% of the Company's overall property level operating income for the year ended December 31, 2001. The Company considers its Core Same Store Properties to be its same store industrial properties located within the New Jersey, Pennsylvania and Indiana markets. The Company considers all other same store properties to be Non-Core Same Store Properties. The Company has 36 Core Same Store Properties which aggregate approximately 10.6 million square feet and represent approximately 42.2% of the Company's property level operating income, including property level operating income from properties accounted for as discontinued operations, for the year ended December 31, 2001.

        Set forth below is a schedule comparing the cash basis property level operating income (without straight line rental income) for the Same Store Properties for the years ended December 31, 2001 and 2000 (Dollars in 000's).

	FOR THE YEAR ENDED DECEMBER 31,
	2001	2000	% Change
All Same Store Properties
Revenue
Rental revenue	$81,637	$82,550	(1.1)%
Tenant reimbursement	11,877	11,593	2.4%

Total rental revenue	93,514	94,143	(0.7)%

Operating expenses
Property operating expenses	8,774	8,291	5.8%
Real estate taxes	9,212	8,770	5.0%

Total operating expenses	17,986	17,061	5.4%

Property level operating income	$75,528	$77,082	(2.0)%

Physical occupancy at year end	93.1%	95.0%	(1.9)%

Economic occupancy	94.2%	97.0%	(2.8)%

	FOR THE YEAR ENDED DECEMBER 31,
	2001	2000	% Change
Core Same Store Properties
Revenue
Rental revenue	$38,551	$37,600	2.5%
Tenant reimbursements	5,230	4,959	5.5%

Total rental revenue	43,781	42,559	2.9%

Operating expenses
Property operating expenses	1,254	1,135	10.5%
Real estate taxes	4,112	3,923	4.8%

Total operating expenses	5,366	5,058	6.1%

Property level net operating income	$38,415	$37,501	2.4%

Physical occupancy at year end	97.1%	98.0%	(0.9)%

Economic occupancy	98.1%	99.6%	(1.5)%

	FOR THE YEAR ENDED DECEMBER 31,
	2001	2000	% Change
Non-Core Same Store Properties
Revenue
Rental revenue	$43,086	$44,950	(4.1)%
Tenant reimbursements	6,647	6,634	0.2%

Total rental revenue	49,733	51,584	(3.6)%

Operating expenses
Property operating expenses	7,520	7,156	5.1%
Real estate taxes	5,100	4,847	5.2%

Total operating expenses	12,620	12,003	5.1%

Property level operating income	$37,113	$39,581	(6.2)%

Physical occupancy at year end	86.6%	89.1%	(2.5)%

Economic occupancy	91.0%	95.0%	(4.0)%

        Property level operating income for the year ended December 31, 2001 for the Same Store Properties decreased to approximately $75.5 million from $77.1 million at December 31, 2000. This overall decrease of approximately $1.6 million or 2.0% is primarily due to a decrease in rental revenue of approximately 0.7% and an increase in operating expenses of 5.4%. Rental revenue, before reimbursement revenue, decreased by $913,000 or 1.1% during the year, as a result of a 2.8% decrease in economic occupancy, from 97.0% in 2000 to 94.2% in 2001. This decrease in economic occupancy is primarily related to the South Carolina, Ohio, Pennsylvania and New York industrial properties and two New York office properties. Operating expenses for the Same Store Properties increased by approximately $925,000 or 5.4%. This increase was primarily related to increases in repair and maintenance expenses, increased utility costs due to the expiration of certain abatements in the New York office properties, and costs associated with increased vacancy. Certain of these cost increases in operating expenses were reimbursed by the respective industrial tenants and only partially reimbursed by office tenants as a result of certain tenants whose operating expense base years were re-set upon renewals.

        The property level operating income in the Core Same Store Properties increased by approximately $914,000 or 2.4% as a result of a $1.2 million or 2.9% increase in rental revenue which was offset by a 6.1% increase in operating expenses. The increase in rental revenue was net of a 1.5% decrease in economic occupancy in these properties. The increase in rental revenue was primarily related to properties in the New Jersey market and the decrease in occupancy was primarily related to 1440 Sheffler Drive, which is located in the Pennsylvania market, and has been only 50% occupied since April 2001. The increase in operating expenses is primarily the result of increased vacancy.

        The property level operating income in the Non-Core Same Store Properties decreased by approximately $2.5 million or 6.2% as a result of a $1.9 million or 3.6% decrease in rental revenue and a $617,000 or 5.1% increase in property operating expenses. The decrease in rental revenue was a result of a 4.0% decrease in economic occupancy as a result of vacancy in the South Carolina properties, the Square Drive property in Ohio, the Steelway Boulevard industrial property in New York and two New York office properties. The 5.1% increase in operating expenses was a result of increases in repair and maintenance expenses and utility costs, as a result of the expiration of abatements, in the New York office properties. A portion of these increases in operating expenses were reimbursed by tenants.

Year ended December 31, 2000 as compared to Year ended December 31, 1999

        Net income allocated to common shareholders for the year ended December 31, 2000 was $567,000 or $0.06 per diluted share compared with net income allocated to common shareholders of $6.3 million or $.80 per diluted share for 1999. The decrease in net income allocated to common shareholders was attributed to the $11.3 million asset impairment provision recorded in the third quarter of 2000 related to certain properties which the Company had committed to a plan of sale. During 1999 the Company recorded a gain from an asset sale of $1.3 million as compared to gains on asset sales of $106,000 in 2000. Excluding the impact of asset sales and the asset impairment provision recorded in 2000, net income allocated to common shareholders for the year ended December 31, 2000 would have been $9.1 million or $.71 per diluted share as compared to net income of $5.6 million or $.72 per diluted share for 1999. This increase in income before asset sales and the asset impairment provision is a result of acquisition activity in the third quarter of 1999 and during 2000 which primarily consisted of the Reckson-Morris portfolio acquisition.

        Revenues increased to $120.0 million from $81.7 million, or by $38.3 million, or 46.9% for the year ended December 31, 2000 as compared to 1999 as a result of property acquisitions in 2000 and the third quarter of 1999.

        Property operating expenses and real estate tax expense in aggregate increased by $6.5 million or 44.3% over 1999 primarily as a result of property acquisitions in 2000 and the third quarter of 1999. Operating margins (revenue less property operating expenses and real estate tax expenses) for 2000 were 82.3% and were consistent with 1999 operating margins of 82.0%.

        General and administrative expenses increased by approximately $1.3 million, to $8.0 million in 2000 from $6.7 million in 1999. This increase was a result of the Company's recording a bad debt provision of $250,000 in 2000 and increases in professional fees and other costs associated with the growth of the Company. General and administrative expenses as a percentage of revenue decreased in 2000 to 6.7% as compared to 8.2% in 1999.

        Depreciation and amortization increased by $4.7 million or 29.7%, to $20.5 million in 2000 as compared to $15.8 million in 1999, as a result of property acquisitions in 2000 and the third quarter of 1999.

        Interest expense increased to $45.2 million in 2000 from $29.3 million in 1999, an increase of $15.9 million or 54.3%, primarily as a result of additional indebtedness incurred to finance the Company's acquisitions in 2000 and the third quarter of 1999. In addition, a 1.50% increase in the average interest rate for the Company's Credit Facility during 2000, as compared to 1999, resulted in an increase in interest expense of approximately $2.0 million during 2000 as the average interest rate under the Credit Facility was 8.7% in 2000 compared to 7.2% in 1999. This increase was partially offset by increased capitalization of interest expense of approximately $1.9 million, from $513,000 in 1999 to $2.4 million in 2000, due to increased investments in development projects.

        Equity in losses from the Company's equity method investment in the Management Company was a loss of $73,000 in 2000 as compared to a loss of $62,000 in 1999.

        Gains on sales of assets decreased by approximately $1.2 million to $106,000 in 2000 from $1.3 million in 1999.

Segments

        Revenues and property level operating income increased by approximately 70% in the industrial segments during 2000 in comparison to 1999, as a result of the Company's acquisition activity in 2000 and in the third quarter of 1999. The square footage owned in the industrial segments increased by approximately 68.9% since June 30, 1999 (from 10.6 million square feet at June 30, 1999 to 17.9 million square feet at December 31, 2000). The largest portion of this increase in revenues and property level operating income was related to the New Jersey industrial segment as a result of the RMIT acquisition in September 1999 and the second phase of this transaction which was completed in May 2000. Property level operating margins, after operating expenses, real estate tax expense, and depreciation expense, were 65.2% for 2000 and were consistent with 1999 during which operating margins were also 65.2%.

        Revenue in the office segments increased by approximately $4.4 million in 2000 as compared to 1999. The most significant increases were in the Pennsylvania and New York office segments. These increases were a result of an 80,000 square foot office building in Allentown, Pennsylvania which was completed and occupied in the second quarter of 2000 and the Company's acquisition of a 293,413 square foot building in Syracuse, New York in July 1999. In addition, depreciation expense decreased in 2000 as compared to 1999 as a result of certain office assets being designated effective January 2000 as held for sale, accordingly, depreciation was not recorded on these assets in 2000.

        Revenue and property level operating income in the other properties segment decreased as a result of the sale of the Company's only retail asset, the Urban Farms Shopping Center, in March 1999.

Liquidity and Capital Resources

Cash Flows

  2001

        Net cash provided by operating activities was $45.6 million in 2001 as compared to $43.1 million in 2000, an increase of 5.8%. This represents the Company's primary source of liquidity to fund distributions to shareholders and unitholders in the Operating Partnership and to a certain extent, recurring costs associated with the re-leasing and renovation of the Company's properties.

        Net cash provided by investing activities was $16.9 million in 2001 as compared to net cash used in 2000 of $62.6 million. The increase in cash provided is primarily the result of increased sales of assets in 2001 as compared to 2000. The net proceeds of sales of assets for cash flow purposes in 2001 and 2000 were $157.8 million and $49.4 million, respectively.

        Net cash used in financing activities in 2001 was $64.2 million as compared to net cash provided by financing activities in 2000 of $19.1 million. The increase in net cash used in 2001 as compared to 2000 is a result of increased debt repayments as a result of asset sales.

  2000

        Net cash provided by operating activities was $43.1 million in 2000 as compared to $35.9 million in 1999, an increase of 16.5%. The significant increase in cash flow provided by operating activities is a direct result of the acquisitions in 2000 and 1999.

        Net cash used in investing activities was $62.6 million in 2000 as compared to $200.4 million in 1999. The decrease in net cash used in investing activities in 2000 as compared to 1999 was primarily a result of the decrease in the level of acquisitions in 2000 as compared to 1999. Included within the net cash used in investing activities in 2000 and 1999 are net proceeds from the asset sales of $49.4 million and $9.5 million, respectively, which the Company re-invested in industrial properties in 2000 and 1999 and industrial development in 2000 while utilizing the excess proceeds to reduce the Company's outstanding borrowings under the Credit Facility.

        Net cash provided by financing activities in 2000 was $19.1 million as compared to $165.4 million in 1999. The decrease in net cash provided in 2000 as compared to 1999 is also a result of the decline in acquisition activity in 2000 as compared to 1999.

Capitalization

Stock Issuances

        In 2001, the Company received proceeds of $125 million, in aggregate, for Common Share offerings which were used to fund repurchases of outstanding equity securities of the Company and to reduce outstanding debt. These proceeds were generated from the following offerings:

  •
  In April 2001, the Company issued 7.5 million Common Shares priced at $12.20 per share. The $86 million in net proceeds from this offering were used to pay down the Credit Facility and other debt by $56 million, and to repurchase 1.7 million Common Shares and 765,807 OP Units from Crescent Real Estate Equities, Inc.

  •
  In August 2001, the Company issued 2.5 million Common Shares at a price of $13.65 per share. The net proceeds of $32.2 million were used to repurchase all of the Series B convertible preferred shares and all of the Series C preferred units owned by affiliates of Reckson Associates Realty Corp. ("Reckson"). Scott Rechler, a former Trustee of the Company, is Co-Chief Executive Officer of Reckson. In September 2001, the underwriter exercised the overallotment option on this offering for an additional 375,000 Common Shares at $13.65 per share. The net proceeds from the overallotment were used to repurchase 375,000 Common Shares from affiliates of Francesco Galesi, a Trustee of the Company, at a price of $12.75 per share.

Credit Facility and Other Debt

        In December 2001, the Company entered into a three-year $125 million unsecured credit facility (the "Credit Facility") with a group of commercial lenders led by Wells Fargo Bank, N.A. This facility replaced the $150 million secured facility which was scheduled to mature in April 2002. This Credit Facility can be used to fund acquisitions, capital improvements, development activities and working capital needs. The Credit Facility bears interest at a variable rate at the Company's option of either LIBOR plus 1.625% or the prime rate. The LIBOR interest rate is based on a sliding scale based on the Company's leverage. The scale ranges from LIBOR + 1.35% to LIBOR + 1.875%. The Company's outstanding borrowings under this Credit Facility were $93.0 million at December 31, 2001 at an interest rate of 3.56%. The Company may also issue letters of credit under the Credit Facility for up to 10% of the total facility amount.

        As of December 31, 2001, the Company had approximately $321.7 million of fixed rate mortgage notes outstanding, at a weighted average interest rate of 7.8% and at a weighted average maturity of 5.4 years. Approximately $20.7 million of this mortgage debt is scheduled to mature in 2002. At December 31, 2001, the Company's Total Market Capitalization was approximately $859.6 million and the Company's consolidated debt to undepreciated assets ratio was 49.8%, as compared to a market capitalization of $973.6 million and a consolidated debt to undepreciated assets ratio of 66.9% at December 31, 2000.

Short and Long-term Liquidity

        Cash flow from operating activities is the Company's principal source of funds to fund debt service, common and preferred distributions, recurring capital expenditures and certain upfront costs associated with the Company's development activities. The Company also has a commitment to fund approximately $12 million of additional equity to the CalEast Joint Venture. This equity will be funded as the joint venture acquires additional properties. The Company jointly and severally guaranteed a $15.6 million recourse construction loan of 4 Points Associates, LLC, a joint venture with Browning Investments, Inc. ("Browning"), which is constructing an 800,000 square foot distribution facility in Airtech Park in Indianapolis, Indiana. In connection with the development of Airtech Park, the Company has also guaranteed a $3.0 million land development loan of a Browning affiliate for certain site improvements to Airtech Park. The Company does not anticipate that any amounts will need to be funded by the Company as a result of these loan guarantees. The Company expects to meet its short-term (one year or less) liquidity requirements generally through working capital, net cash provided by operating activities, availability under the Credit Facility and through proceeds from future asset sales. In 2001, the Company consummated sales of 27 properties for $288.0 million. The Company believes all of the sources discussed above will be available in 2002 in order to fund short-term liquidity needs.

        During 2001 and 2000, the Company paid recurring distributions to common shareholders and unitholders totaling $1.26 and $1.21 per Common Share or OP Unit, respectively, which aggregated $25.6 million and $20.3 million, respectively.

        The Company's long-term liquidity needs generally include the funding of existing and future development activity, selective asset acquisitions and the retirement of mortgage debt and amounts outstanding under the Credit Facility. The Company expects to meet its long-term liquidity needs through a combination of the following: (i) the issuance of equity securities by the Company and its Operating Partnership, (ii) the selective disposition of its office and certain non-core industrial assets, and (iii) the sale or contribution of certain of its wholly-owned properties to strategic joint ventures to be formed, which could allow the Company to generate additional capital. Finally, the Company expects that certain of the sources described above regarding short-term liquidity will be an additional source of capital for long-term liquidity. In July 1998, the Company filed with the Securities and Exchange Commission a Form S-3 Shelf Registration Statement under which the Company from time to time may issue Common Shares, or preferred stock and depository shares representing preferred stock, with an aggregate value of up to $500 million. As of December 31, 2001, the Company has issued approximately $150.5 million of securities under this Registration Statement.

        The Company believes that its available cash and cash equivalents and cash flows from operating activities together with cash available from borrowings and ability to access other sources of capital, will be adequate to meet its capital and liquidity needs in both the short and the long-term.

Controls and Procedures

        The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Company's Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of "disclosure controls and procedures" in Rule 13a-14(c), under the Securities Exchange act of 1934. The Company's principal executive officer and principal financial officer have, within 90 days of the filing date of this report, evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-14(c), under the Securities Exchange act of 1934, as amended) and have determined that such disclosure controls and procedures are effective. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls since the date of evaluation. The Company does not believe any significant deficiencies or material weaknesses exist in the Company's internal controls. Accordingly, no corrective actions have been taken.

Funds from Operations and Funds Available for Distribution

        Funds From Operations ("FFO"), which is a commonly used measurement of the performance of an equity REIT, as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), is net income (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring gains and losses from sales of property and provisions for asset impairments plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Effective January 1, 2001, NAREIT issued certain clarifications to its definition of FFO. The Company has adopted these clarifications as of January 1, 2000 and has retroactively restated FFO for 1999 as presented in the tables below.

        Management believes the presentation of FFO and Funds Available for Distribution ("FAD") are useful disclosures as general measures of its performance in the real estate industry, although the

Company's FFO and FAD may not necessarily be comparable to similarly titled measures of performance for other REITs. FFO and FAD do not represent cash generated from operating activities in accordance with generally accepted accounting principles and are not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FAD is defined as FFO less non-revenue producing capital expenditures, tenant improvements, leasing commissions and straight-line rent adjustments plus amortization of deferred financing costs and non-cash compensation charges.

        FFO, FAD and cash flow information for each of the three years in the period ended December 31, 2001, are summarized in the following tables (in 000's):

	2001	2000	1999(1)
	(restated)	(restated)
Funds from Operations: (Unaudited)
Income before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, extraordinary item, discontinued operations and income allocated to preferred shareholders	$32,644	$13,789	$16,418
(Less) Plus:
Provision for asset impairments	—	11,300	—
Gains on sales of real estate	(9,142)	(106)	(1,284)
Depreciation and amortization related to real estate	24,520	21,128	16,359
Depreciation and amortization related to Joint Ventures and Equity method Investments	901	170	170
Discontinued operations	989	534	870

Funds from Operations	$49,912	$46,815	$32,533

(1)
FFO was restated in accordance with NAREIT's clarification of the FFO definition which was effective January 1, 2000.

	2001	2000	1999
	(restated)	(restated)
Funds Available for Distribution: (Unaudited)
Funds from Operations	$49,912	$46,815	$32,533
Capitalized expenditures	(1,670)	(981)	(1,074)
Tenant improvements	(2,037)	(2,888)	(2,070)
Leasing commissions	(2,289)	(3,127)	(2,097)
Non-cash compensation charges	908	482	431
Amortization of deferred financing costs	1,789	1,798	1,462
Straight line rent adjustments	(2,881)	(3,674)	(1,866)

Funds Available for Distribution	$43,732	$38,425	$27,319

Cash Flow Information:
Cash flow provided by operating activities	$45,635	$43,087	$35,902
Cash flow provided by (used in) investing activities	16,908	(62,646)	(200,444)
Cash flow used in financing activities	(64,236)	19,083	165,439

Net (decrease) increase in cash and cash equivalents	$(1,693)	$(476)	$897

Inflation

        The Company's leases for commercial office and industrial properties generally require tenants to pay either their share of operating expenses, including common area maintenance, real estate taxes and insurance or pay 100% of these costs directly (for triple net leases), as a result, the Company's exposure to increases in costs and operating expenses is reduced. The Company does not anticipate that inflation will have a significant impact on its operating results in the near future.

Critical Accounting Policies

        The Company has identified the policies below, which are critical to our business operations and the understanding of our results of operations and financial condition. In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes that the following discussion addresses the Company's most critical accounting policies, which are those that are most important to the portrayal of the Company's financial condition and operating results and require management's most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company assesses its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a respective asset that the Company expects to hold and use may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition to determine if an impairment loss should be recognized. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations. Estimates of fair value are based on quoted market prices in active markets or, if quoted market prices are not available, the best information available in the circumstances, such as the present value of estimated expected future cash flows. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets that were not previously recorded.

Revenue Recognition

        The Company's revenue is derived from rental income under leases that are classified as operating leases. Revenue is recognized on the accrual basis of accounting in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases." If the rental income under the lease is in excess of one year in length, it is recognized using the straight-line method under which contractual rent increases are recognized evenly over the lease term. Reimbursements from tenants for expenses are accrued as revenue in the same period the related expenses are incurred by the Company. Deferred rent revenue represents rent collected from tenants in advance, which is generally for periods not longer than one year. Deferred revenue is recognized as revenue when amounts are earned under the terms of the Company's leases with its tenants.

Impact of Recent Accounting Standards

        See Note 2 to the 2001 consolidated financial statements.

KEYSTONE PROPERTY TRUST

INDEX

I.	CONSOLIDATED FINANCIAL STATEMENTS
	•	Consolidated Balance Sheets as of December 31, 2001 (restated) and 2000 (restated)	F-1
	•	Consolidated Statements of Operations for the years ended December 31, 2001 (restated), 2000 (restated) and 1999	F-2
	•	Consolidated Statements of Shareholders' Equity as of December 31, 2001 (restated), 2000 (restated) and 1999	F-3
	•	Consolidated Statements of Cash Flows as of December 31, 2001 (restated), 2000 (restated) and 1999	F-4
	•	Notes to Consolidated Financial Statements	F-5
	•	Valuation and Qualifying Accounts as of December 31, 2001—Schedule II	S-1
	•	Real Estate and Accumulated Depreciation as of December 31, 2001—Schedule III	S-2

EXHIBIT I

Independent Auditors' Report

The Board of Trustees and Shareholders
Keystone Property Trust:

        We have audited the consolidated financial statements of Keystone Property Trust (a Maryland real estate investment trust) and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Keystone Property Trust and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As described in Note 14, the Company has adopted Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") as of January 1, 2002. In accordance with SFAS 144, the Company has restated its statements of operations for 2001, 2000 and 1999 to present as discontinued operations the operating results of assets sold in 2002 in which the Company does not have significant continuing involvement. In addition, as described in Note 15 to the consolidated financial statements, the Company has restated its financial statements for 2001 and 2000, to correct certain errors which reduced net income by $460,000 and $329,000 for 2001 and 2000, respectively.

/s/ KPMG LLP
Philadelphia, Pennsylvania
January 28, 2003

KEYSTONE PROPERTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2001	2000
	(restated)	(restated)
ASSETS
INVESTMENT IN REAL ESTATE:
Land and land improvements	$120,372	$128,174
Buildings and improvements	634,447	685,791
Assets held for sale	—	114,073
Development and construction-in-progress	61,966	28,148
Investment in direct financing lease	840	1,214

	817,625	957,400
Less—Accumulated depreciation	(47,192)	(35,508)
Accumulated depreciation—assets held for sale	—	(5,050)

Total accumulated depreciation	(47,192)	(40,558)

Total investment in real estate, net	770,433	916,842

CASH AND CASH EQUIVALENTS	1,975	3,668
RESTRICTED CASH AND CASH ESCROWS	5,251	6,144
NOTES AND ACCOUNTS RECEIVABLE, including straight-line rent receivable of $6,719 and $6,759 in 2001 and 2000, respectively, net of allowance for bad debts of $482 and $250 in 2001 and 2000, respectively	11,046	8,143
DEFERRED FINANCING COSTS, net of accumulated amortization of $1,487 and $3,814 in 2001 and 2000, respectively	4,506	5,391
DEFERRED LEASING COSTS, net of accumulated amortization of $2,855 and $2,184 in 2001 and 2000, respectively	6,948	6,231
EQUITY METHOD INVESTMENTS	21,863	6,685
OTHER ASSETS—ASSETS HELD FOR SALE	—	4,222
OTHER ASSETS	4,785	5,154

Total assets	$826,807	$962,480

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Mortgage notes payable and revolving credit facility, including unamortized premiums on assumed indebtedness of $1,989 and $2,854 in 2001 and 2000, respectively	$435,136	$566,083
Liabilities related to assets held for sale, including mortgage notes payable of $50,486	—	51,762
Accounts payable	3,076	3,200
Dividends and distributions payable	1,648	2,299
Accrued interest payable	1,144	2,215
Accrued expenses and other liabilities	10,807	11,742
Deferred rent revenue	3,322	1,452

Total liabilities	455,133	638,753

MINORITY INTEREST, 6,356,885 and 7,675,649 units outstanding in 2001 and 2000, respectively	48,303	76,573
CONVERTIBLE PREFERRED UNITS	60,392	80,295
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY:
Convertible Preferred Stock, Series A; $.001 par value; 800,000 shares authorized, issued and outstanding in 2001 and 2000; liquidation preference of $20,000	1	1
Convertible Preferred Stock, Series B; $.001 par value; 4,200,000 shares authorized; none issued and outstanding in 2001, 803,871 issued and outstanding in 2000; liquidation preference of $20,097 in 2000	—	1
Convertible Preferred Stock, Series C; $.001 par value; 800,000 shares authorized, issued and outstanding in 2001 and 2000; liquidation preference of $20,000	1	1
Common Shares, $.001 par value; 59,200,000 authorized; 18,397,625 and 9,321,296 shares issued and outstanding in 2001 and 2000, respectively	18	9
Additional paid-in capital	282,503	182,067
Loans to executives and employees to purchase Common Shares	(5,191)	(3,774)
Cumulative net income	35,061	21,187
Cumulative distributions	(49,414)	(32,633)

Total shareholders' equity	262,979	166,859

Total liabilities and shareholders' equity	$826,807	$962,480

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE PROPERTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Years Ended December 31,
	2001	2000	1999
	(restated)	(restated)
REVENUE:
Rents	$92,370	$105,135	$73,363
Reimbursement revenue and other income	14,200	14,852	8,296

Total revenue	106,570	119,987	81,659

OPERATING EXPENSES:
Property operating expenses	8,653	10,388	8,421
Real estate taxes	9,567	10,779	6,246
General and administrative	8,660	8,001	6,697
Depreciation and amortization	23,938	20,526	15,784
Interest expense	33,373	45,237	29,315
Provision for asset impairment	—	11,300	—

Total operating expenses	84,191	106,231	66,463

Income before equity in income from equity method investments and (losses) gains on sales of assets	22,379	13,756	15,196
Equity in income (loss) from equity method investments	1,123	(73)	(62)
Gains on sales of assets	9,142	106	1,284

Income (loss) before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, extraordinary items, discontinued operations and income allocated to preferred shareholders	32,644	13,789	16,418
Distributions to preferred unitholders	(7,057)	(6,875)	(2,040)
Minority interest of unitholders in Operating Partnership	(5,062)	(251)	(5,177)

Income from continuing operations	20,525	6,663	9,201
Discontinued operations:
Income from discontinued operations	989	534	870
Minority interest	(331)	(257)	(415)

	658	277	455
Extraordinary item-loss on early retirement of debt	(2,274)	—	—

NET INCOME	$18,909	$6,940	$9,656

INCOME ALLOCATED TO PREFERRED SHAREHOLDERS	(5,035)	(6,373)	(3,328)

NET INCOME ALLOCATED TO COMMON SHAREHOLDERS	$13,874	$567	$6,328

EARNINGS PER COMMON SHARE—BASIC:
Net income per Common Share before extraordinary items and discontinued operations	$1.01	$0.03	$0.77
Extraordinary items	(0.10)	—	—
Discontinued operations	0.05	0.03	0.06

Net income per Common Share—Basic	$0.96	$0.06	$0.83

WEIGHTED AVERAGE COMMON SHARES—BASIC	14,518,099	9,239,591	7,622,010

EARNINGS PER COMMON SHARE—DILUTED:
Net income per Common Share before extraordinary items and discontinued operations	$0.98	$0.04	$0.77
Extraordinary items	(0.11)	—	—
Discontinued operations	0.03	0.02	0.03

Net income per Common Share—Diluted	$0.90	$0.06	$0.80

WEIGHTED AVERAGE COMMON SHARES—DILUTED	21,410,023	9,244,356	14,810,817

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE PROPERTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31
	2001	2000	1999
	(restated)	(restated)
OPERATING ACTIVITIES:
Net income allocated to common shareholders	$13,874	$567	$6,328
Adjustments to reconcile net income allocated to common shareholders to net cash provided by operating activities:
Depreciation and amortization	24,520	21,128	16,359
Amortization of deferred financing costs	1,789	1,798	1,462
Amortization of debt premiums	(864)	(659)	(701)
Amortization of deferred compensation costs and loan forgiveness on executive and employee loans to purchase Common Shares	710	761	436
Gains on sales of assets	(9,142)	(106)	(1,284)
Bad debt provision	232	250	—
Extraordinary loss on early retirement of debt	1,047	—	—
Provision for asset impairment	—	11,300	—
Straight-line rental income	(2,881)	(3,674)	(1,866)
Decrease in investment in direct financing lease	374	246	247
Equity in (income) losses from equity method investments	(1,123)	73	62
Common Shares issued for trustees compensation	230	—	177
Income allocated to preferred shareholders and preferred unitholders	12,091	13,248	5,368
Minority interest	5,395	508	5,592
Cash provided by (used in):
Accounts receivable	40	(145)	(1,310)
Other assets	881	(2,940)	(1,449)
Accounts payable, accrued expenses and other liabilities	(2,911)	1,491	5,307
Deferred rent revenue	1,373	(759)	1,174

Net cash provided by operating activities	45,635	43,087	35,902

INVESTING ACTIVITIES:
Properties and joint venture interests acquired	(102,493)	(78,329)	(198,549)
Restricted cash	1,730	(3,127)	(1,370)
(Advances and capital contributions to) repayments of advances from equity method investments	(8,897)	(1,564)	722
Distributions from equity method investments	1,863	—	—
Development and construction in progress expenditures	(25,283)	(21,621)	(4,429)
Capital expenditures and tenant improvements	(3,707)	(4,360)	(3,479)
Payment of leasing commissions	(4,075)	(3,017)	(2,877)
Proceeds from sales of assets, net	157,770	49,372	9,538

Net cash provided by (used in) investing activities	16,908	(62,646)	(200,444)

FINANCING ACTIVITIES:
Issuances of Common Shares for stock options exercised	—	—	22
Issuances of Common Shares and Convertible Preferred Stock, net of issuance costs	122,722	1,361	37,689
Dividends paid on Common Shares	(16,781)	(14,345)	(8,375)
Distributions paid on Convertible Preferred Stock and Convertible Preferred Units	(12,742)	(13,368)	(3,423)
Distributions paid on OP Units	(8,866)	(9,190)	(7,729)
Proceeds from mortgage notes payable	34,975	114,498	133,996
Repayment of mortgage notes payable	(78,952)	(21,651)	(3,061)
Redemption of Redeemable Preferred Stock	—	(19,903)	—
Payments of deferred financing costs and costs associated with early debt extinguishment	(2,819)	(1,266)	(1,830)
Repurchase of Common Shares and OP Units	(69,845)	—	—
Net (repayments) borrowings under Credit Facility	(31,928)	(17,053)	18,150

Net cash (used in) provided by financing activities	(64,236)	19,083	165,439

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(1,693)	(476)	897
CASH AND CASH EQUIVALENTS, beginning of year	3,668	4,144	3,247

CASH AND CASH EQUIVALENTS, end of year	$1,975	$3,668	$4,144

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest (net of capitalized interest)	$34,392	$48,240	$27,508

See Notes 3, 4, 6 and 7 for disclosures of non-cash investing and financing activities in 2001, 2000 and 1999.

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE PROPERTY TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

							Loans to executives and employees to purchase Common Shares
	Preferred Stock		Common Shares						Retained Earnings/ (Accumulated Deficit)
						Additional Paid-in Capital		Deferred Compensation		Total Shareholders Equity
	Shares	Amount	Shares	Amount	Warrants
BALANCES, JANUARY 1, 1999	800,000	$1	7,391,765	$7	$685	$104,864	$(392)	$(540)	$2,419	$107,044
Net income	—	—	—	—	—	—	—	—	9,656	9,656
Income allocated to Preferred Stockholders	—	—	—	—	—	—	—	—	(3,328)	(3,328)
Distributions paid ($1.12 per share)	—	—	—	—	—	—	—	—	(6,415)	(6,415)
Common Shares issued, net of $200 of issuance costs	—	—	1,380,678	1	—	19,812	—	—	—	19,813
Restricted Common Shares issued to employees, net of cancellations of 500 Common Shares	—	—	1,054	—	—	22	—	(22)	—	—
Common Shares issued as compensation to trustees	—	—	11,830	—	—	177	—	—	—	177
Common Shares issued for stock options exercised	—	—	2,200	—	—	22	—	—	—	22
Common Shares issued for OP Unit conversions	—	—	19,416	—	—	242	—	—	—	242
Adjustment for minority interest of unitholders in Operating Partnership at dates of capital transactions	—	—	—	—	—	(733)	—	—	—	(733)
Issuance of Convertible Preferred Stock, net of $625 in issuance costs	2,400,000	2	—	—	—	59,373	—	—	—	59,375
Loan to executive officer to purchase Common Shares	—	—	100,000	1	—	1,300	(1,300)	—	—	1
Conversion of Warrants to OP Units in Operating Partnership	—	—	—	—	(560)	—	—	—	—	(560)
Amortization of restricted share grants and forgiveness of executive loans	—	—	—	—	—	—	156	280	—	436

BALANCES, DECEMBER 31, 1999	3,200,000	$3	8,906,943	$9	$125	$185,079	$(1,536)	$(282)	$2,332	$185,730

Net income (restated)	—	—	—	—	—	—	—	—	6,940	6,940
Income allocated to Preferred Stockholders	—	—	—	—	—	—	—	—	(6,373)	(6,373)
Distributions paid ($1.21 per share)	—	—	—	—	—	—	—	—	(14,345)	(14,345)
Common Shares issued, net of $125 in issuance costs	—	—	102,511	—	—	1,361	—	—	—	1,361
Common Shares issued for OP Unit conversions	—	—	101,215	—	—	1,262	—	—	—	1,262
Loans to executives and employees to purchase Common Shares	—	—	211,660	—	—	2,717	(2,717)	—	—	—
Restricted Shares forfeited	—	—	(1,033)	—	—	(20)	—	—	—	(20)
Adjustment for minority interest of unitholders in Operating Partnership at dates of capital transactions	—	—	—	—	—	11,571	—	—	—	11,571
Conversion of Convertible Preferred Stock to Redeemable Preferred Stock	(796,129)	—	—	—	—	(19,903)	—	—	—	(19,903)
Amortization of restricted share grants and forgiveness of loans to purchase Common Shares	—	—	—	—	—	—	479	282	—	761
Conversion of Warrants to OP Units in Operating Partnership	—	—	—	—	(125)	—	—	—	—	(125)

BALANCES, DECEMBER 31, 2000	2,403,871	$3	9,321,296	$9	$—	$182,067	$(3,774)	$—	$(11,446)	$166,859

Net income (restated)	—	—	—	—	—	—	—	—	18,909	18,909
Income allocated to Preferred Stockholders	—	—	—	—	—	—	—	—	(5,035)	(5,035)
Distributions paid ($1.26 per share)	—	—	—	—	—	—	—	—	(16,781)	(16,781)
Common Shares issued, net of $7,753 of issuance costs	—	—	10,375,000	10	—	122,722	—	—	—	122,732
Preferred Stock converted into Common Shares	(803,871)	(1)	1,256,048	1	—	—	—	—	—	—
Preferred OP Units converted into Common Shares	—	—	1,243,952	1	—	—	—	—	—	1
Common Shares issued for OP Unit conversions	—	—	595,129	1	—	7,848	—	—	—	7,849
Loans to executives and employees to purchase Common Shares	—	—	156,256	—	—	2,004	(2,004)	—	—	—
Adjustment for minority interest of unitholders in Operating Partnership at dates of capital transactions	—	—	—	—	—	8,431	—	—	—	8,431
Amortization of restricted share grants and forgiveness of executive and employee loans	—	—	—	—	—	—	587	—	—	587
Common Shares issued as compensation to trustees	—	—	18,415	—	—	230	—	—	—	230
Repurchase of Common Shares	—	—	(4,568,471)	(4)	—	(40,799)	—	—	—	(40,803)

BALANCES, DECEMBER 31, 2001	1,600,000	$2	18,397,625	$18	$—	$282,503	$(5,191)	$—	$(14,353)	$262,979

The accompanying notes are an integral part of these consolidated financial statements.

KEYSTONE PROPERTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations

        Keystone Property Trust (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") which was organized as a Delaware corporation in 1993 under the name of American Real Estate Investment Corporation (the "Predecessor"). On October 13, 1999, the Company reorganized as a Maryland REIT through the merger of the Predecessor with and into Keystone Property Trust. Simultaneously, the name of its operating partnership, American Real Estate Investment, L.P. was changed to Keystone Operating Partnership, L.P. (the "Operating Partnership"), and the name of its management company was changed to Keystone Realty Services, Inc. (the "Management Company") from American Real Estate Management, Inc.

        As of December 31, 2001, the Company owned 102 industrial and 22 office properties aggregating approximately 21.8 million square feet and an investment in a direct financing lease (the "Properties"). The Properties are located in Central Pennsylvania, Northern and Central New Jersey, New York State, Ohio, Indianapolis, Indiana, and Greenville, South Carolina and had an overall physical occupancy of 93.9% and 95.4% at December 31, 2001 and 2000, respectively. The Company conducts all of its service operations, including leasing, property management and other services through the Management Company. The Operating Partnership owns 100% of the preferred stock of the Management Company, which entitles the Operating Partnership to receive 95% of the amounts paid as dividends by the Management Company.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The Company is the sole general partner of the Operating Partnership with an ownership interest of approximately 70% and 52% at December 31, 2001 and 2000, respectively. The Company and the Operating Partnership are also the direct and indirect owners of several other subsidiary entities. The accompanying consolidated financial statements include the account balances of the Company, the Operating Partnership and their wholly-owned and majority-owned and controlled subsidiaries and their operations on a consolidated basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Investment in Real Estate

        Investment in real estate is recorded at cost and depreciated over the estimated useful lives of the related assets. Expenditures for additions, renewals and betterments which extend the useful life of the properties are capitalized. Routine maintenance and repairs are charged to expense as incurred. The estimated useful lives of the assets are as follows:

Years
Buildings and improvements	10-35
Land improvements	15
Tenant improvements	Applicable Lease Term

        Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $22.3 million, $19.7 million, and $15.7 million, respectively.

        The Company has an investment in a direct financing lease. The net investment in this lease was $840,000 and $1.2 million for 2001 and 2000, respectively, which consists of the gross book value of this investment of $1.0 million and $1.6 million, net of unearned income of $210,000 and $386,000, respectively. The unearned income is amortized over the lease term as annual rent payments are collected in order to produce a constant periodic rate of return on the net investment in this lease.

  Assets Held for Sale and Asset Impairments

        Prior to January 1, 2002, the Company assessed its assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a respective asset that the Company expected to hold and use may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition to determine if an impairment loss should be recognized. The impairment loss was measured as the amount that the carrying value of the asset exceeds the fair value of the asset. Estimates of fair value were based on quoted market prices in active markets or, if quoted market prices are not available, the best information available in the circumstances, such as the present value of estimated expected future cash flows.

        The Company accounts for properties as assets held for sale when a commitment has been made to a formal plan of sale and a sale is probable. The Company reports its assets held for sale at the lower of carrying value or fair value less the cost to sell the related asset. At December 31, 2000, the Company had classified $114.1 million of net assets, which consisted of 13 office properties and 3 industrial properties, as assets held for sale. During the third quarter of 2000, the Company recorded an $11.3 million asset impairment charge related to certain properties which were being marketed for sale. In accordance with SFAS No. 121, the Company suspends depreciation charges on assets held for sale as of the date disposition plans are adopted. During the fourth quarter of 2000, the Company suspended the marketing of two office properties previously accounted for as assets held for sale and placed these assets back into service as assets held for investment. During the first quarter of 2001, the Company ceased marketing of certain properties aggregating approximately $79 million in net book value previously accounted for as assets held for sale and placed these assets back into service as assets held for investment. The Company had suspended depreciation charges effective December 31, 1999 on these assets as of the date disposition plans were adopted for these assets. In the first quarter of 2001, the Company recorded a cumulative adjustment of approximately $2.7 million to record depreciation expense on these assets for the period these assets were classified as assets held for sale. The remaining assets held for sale at December 31, 2000, which had an aggregate undepreciated book value of approximately $35 million, were sold in January 2001. At December 31, 2001, no assets were classified as assets held for sale.

        The following are the assets and liabilities of properties held for sale as of December 31, 2000 (dollars in thousands):

December 31, 2000
Real estate assets held for sale	$114,073
Accumulated depreciation—assets held for sale	5,050

Total real estate held for sale, net	109,023

Cash escrows	974
Accounts receivable, net	1,294
Other assets	1,954

Total other assets—assets held for sale	4,222

Total assets held for sale	$113,245

Mortgage debt, including unamortized debt premiums	$50,486
Other liabilities	1,276

Total liabilities related to assets held for sale	$51,762

  Capitalization Policy

        The Company capitalizes direct and indirect costs, including interest costs and payroll costs, directly associated with real estate assets under construction and land under development by the Company or in joint ventures. During 2001, 2000 and 1999, the Company capitalized $2.5 million, $2.4 million, and $513,000, respectively, of interest costs for construction and development in progress. In 2001 and 2000, the Company capitalized $1.4 million and $1.6 million, respectively, of payroll costs for construction and development in progress. There were no payroll costs capitalized in 1999.

  Equity Method Investments

        The equity method of accounting is used to account for the Company's non-controlling interest in 100% of the non-voting preferred stock of the Management Company, the Company's 50% non-controlling interest in 4 Points Associates, LLC ("4 Points"), which was formed to develop and own a 796,000 square foot distribution facility in Indianapolis, Indiana, and the Company's 20% non-controlling investment in Keystone New Jersey Associates, LLC, a joint venture with CalEast Industrial Investors LLC (the "CalEast Joint Venture").

  Cash and Cash Equivalents and Restricted Cash

        For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash represents amounts in escrow for payment of property taxes, insurance or capital improvements, as required by the Company's lenders and amounts held in escrow for 1031 exchange transactions not yet consummated.

  Deferred Financing and Leasing Costs

        Deferred financing costs are amortized on a straight-line basis over the life of the related mortgage loans which approximates the effective interest method. Amortization of deferred financing costs is included in interest expense in the accompanying statements of operations and was $1.8 million, $1.8 million, and $1.5 million for the years ended December 31, 2001, 2000, and 1999, respectively. Deferred leasing costs, which include direct costs associated with the rental of the Company's properties, are amortized on a straight-line basis over the term of the related leases. Amortization expense for deferred leasing costs was $2.0 million, $1.4 million, and $628,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

  Fair Value of Financial Instruments

        Fair values of non-real estate assets and payables approximate their carrying amount due to their short-term nature. The estimated fair value of our fixed rate mortgages payable, excluding any debt premiums, at December 31, 2001 and 2000 was approximately $332.1 million and $465.5 million, respectively. The estimated fair value is based on the borrowing rates available to the Company for fixed rate mortgages payable with similar terms and average maturities. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

  Allocations of Income and Losses

        Net income and losses of the Operating Partnership are allocated to the Company and limited partners in accordance with their respective ownership interests in accordance with the terms of the amended and restated limited partnership agreement. The Company's ownership interest in the Operating Partnership was approximately 70%, 52%, and 56% and the limited partners' ownership interest was approximately 30%, 48%, and 44% at December 31, 2001, 2000, and 1999, respectively.

  Revenue Recognition

        Revenue is recognized on the accrual basis of accounting. Rental income under leases in excess of one year in length is recognized using the straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant reimbursements are accrued as revenue in the same period the related expenses are incurred by the Company. Deferred rent revenue represents rent collected from tenants in advance of the period in which the revenue is earned by the Company.

  Derivative Financial Instruments

        The Company may enter into agreements for derivative financial instruments in order to mitigate the Company's exposure to fluctuations in interest rates on existing debt and for anticipated financing transactions. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, the Company will recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify as hedges will be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or be recognized in other comprehensive income until the hedged item affects earnings. If the change in fair value or cash flows of a derivative designed as a hedge is not effectively offset, as defined, by the change in value or cash flows of the item it is hedging, this difference will be immediately recognized in earnings. The Company had no investments in derivative financial instruments in 2001, 2000 and 1999.

  Income Taxes and Other

        The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, commencing with its taxable year ended December 31, 1993. The Company believes that it is organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code.

        A REIT is generally not subject to federal income taxes on that portion of its ordinary income or capital gain that is currently distributed to shareholders as the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders to the extent it distributes annually at least 90% of its taxable income and satisfies certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax at regular corporate rates on its taxable income. The Company and certain of its subsidiaries are subject to certain state and local taxes. The provision for these taxes has been reflected in general and administrative expense in the accompanying financial statements. The Management Company is subject to federal, state and local taxes on its income as it is organized as a "C" corporation reporting as a taxable REIT subsidiary.

        A summary of the tax characteristics of the Company's distributions for the three years ended December 31, 2001, 2000, and 1999 is as follows:

	For the years ended December 31,
	2001	2000	1999
Common Share Distributions
Total distributions paid per share	$1.26	$1.21	$1.12
Percent taxable as ordinary income(1)	59.21%	79.01%	100.00%
Percent non-taxable return of capital	15.60%	20.99%	0.00%
Percent taxable as long term capital gain(2)	4.41%	0.00%	0.00%
Percent taxable as unrecaptured Section 1250 gain	20.78%	0.00%	0.00%
Classified as ordinary income—per share	$0.746	$0.956	$0.950
Classified as return of capital—per share	$0.196	$0.254	$—
Classified as long term capital gain—per share	$0.056	$—	$—
Classified as unrecaptured Section 1250 gain—per share	$0.262	$—	$—
Preferred Share and Preferred Unit Distributions
Distributions declared (in 000's)	$12,092	$13,248	$5,368

        The following reconciles net income allocated to common shareholders to taxable income allocated to common shareholders for the years ended December 31, 2001, 2000 and 1999 (in 000's):

	2001(3)	2000	1999
Net income allocated to common shareholders	$13,874	$567	$6,328
Book/Tax Income Differences
Book depreciation and amortization	16,330	11,620	8,621
Tax depreciation and amortization	(13,227)	(11,712)	(7,357)
Reserve for impairment loss	—	6,215	—
(Income) Loss from equity method investments	(282)	40	33
(Gain) Loss on asset sales	(2,840)	38	(677)
Compensation expense	265	261	148
Straight line rent income	(1,918)	(2,021)	(983)
Preferred Stock distributions	(888)	(773)	362
Other(4)	1,562	407	1,278

Taxable income allocated to common shareholders	$12,876	$4,642	$7,753

(1)
The Company reported that approximately $.10 or approximately 36% of the distribution declared on December 15, 1998 with a record date of December 31, 1998 and a payable date of January 31, 1999, was taxable in 1999 in accordance with Internal Revenue Code Section 857(b)(8). Approximately $.17 of the remaining distribution was previously reported to shareholders as a 1998 distribution.

(2)
The Company reported that 100% of the long-term capital gain for 2001 is a qualified five year gain.

(3)
Amounts are estimated.

(4)
Primarily due to differences in rental income.

        There are differences in the Company's bases of assets and liabilities, specifically relating to minority interests, between those used in financial reporting and the tax basis used for annual federal and state income tax returns. The net federal tax basis of the Company's real estate investments at December 31, 2001 and 2000 was approximately $651.9 million and $757.1 million, respectively.

  Reclassifications

        Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified in order to conform with the presentation in the 2001 consolidated financial statements.

  Impact of New Accounting Pronouncements

        The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 142 which is effective for all fiscal years beginning after December 15, 2001, changes the accounting for goodwill and some other intangible assets from an amortization method to an impairment test method which requires impairment to be evaluated on a periodic basis. Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets, including discontinued operations and supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") and supercedes the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30") for the disposal of a segment of a business as previously defined in APB 30. SFAS 144 retains SFAS 121's fundamental provisions for the recognition and measurement of impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale and extends discontinued operation reporting to a component of an entity that is disposed of or is classified as held for sale. The consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 have been restated to present discontinued operations for properties disposed of subsequent to January 1, 2002, where the Company does not have significant continuing involvement.

        In April and June 2002, the FASB issued Financial Accounting Standards Nos. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"), and 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Company has historically incurred these costs and expects it will continue to incur these costs as it refinances term debt prior to its maturity. SFAS 146 addresses financial accounting and reporting for exit and disposal costs. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS 146 will not be material to the Company's financial condition or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees; including Guarantees of Indebtedness of Others." This interpretation requires that a liability must be recognized at the inception of a guarantee issued or modified after December 31, 2002 whether or not payment under the guarantee is probable. For guarantees entered into prior to December 31, 2002, the interpretation requires certain information related to the guarantees be disclosed in the guarantors financial statements. The disclosure requirements of this interpretation are effective for fiscal years ending after December 15, 2002. In the normal course of business, the Company has guaranteed certain indebtedness of others, these guarantees have been historically disclosed by the Company, therefore the impact of the disclosure requirements will not be material to the Company's financial condition. The impact of adoption of the recognition provisions will not be material to the Company's financial condition or results of operations as the Company historically has provided guarantees on a limited basis.

        On January 17, 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" which is an interpretation of ARB No. 51 which requires that variable interest entities be consolidated in the financial statements of the holder of the variable interest. The interpretation is effective immediately for all variable interest entities created after January 31, 2003 and is effective for the holder of variable interest entities created before February 1, 2003, for publicly traded companies, as of the beginning of the first interim or annual reporting period beginning after June 15, 2003. The Company is assessing the impact of this recently issued Interpretation and is currently in the process of determining whether any of its investments in unconsolidated affiliates (Note 4) will be considered a variable interest entity under this Interpretation.

3. Acquisitions and Dispositions of Real Estate Investments

  2001 Transactions

        During 2001, the Company acquired 14 industrial properties in Pennsylvania, 50 acres of land in New Jersey, and a joint venture partner's 50% interest in an 800,000 square foot industrial property in Indianapolis, Indiana (Note 4), which aggregated 2.9 million square feet, for an aggregate cash purchase price of $102.5 million, which was funded through $53.6 million of mortgage financing and $48.9 million of cash generated primarily from property sales.

        In 2001, the Company disposed of 27 industrial and office properties located in New Jersey, Pennsylvania, and South Carolina totaling approximately 4.3 million square feet, including seven industrial properties aggregating 2.1 million square feet sold or contributed to the CalEast Joint Venture (Note 4), for an aggregate net amount of approximately $269.7 million which resulted in aggregate gains of $11.0 million and aggregate losses of $1.9 million for a net gain of $9.1 million. The consideration for these dispositions consisted of $158.0 million in cash payments, $104.6 million in debt which was assumed by the purchasers and, in connection with one of the dispositions during 2001, the Company received as partial consideration a $2.0 million note which accrues interest at 10% and matures in 2004.

        During 2000, the Company began construction of approximately 1.0 million square feet of development distribution facilities on land parcels in New Jersey and a 150,000 square foot expansion of an existing 407,100 square foot industrial facility in Pennsylvania. At December 31, 2001, approximately $62.0 million is included in development and construction-in-progress related to these construction projects and other development projects.

        The following unaudited pro forma financial information of the Company for the years ended December 31, 2001 and 2000 gives effect to the properties acquired and sold and the Common Share, Preferred Stock and OP Unit issuances and repurchases in 2001 as if the purchases, repurchases, sales, and issuances had occurred on January 1, 2000.

	(In 000's, except for per share data) Years Ended December 31,
UNAUDITED
	2001	2000
Pro forma total revenue	$97,904	$96,333
Pro forma net income allocated to Common Shareholders	$9,331	$1,204
Pro forma net income per Common Share—Basic	$.64	$.13
Pro forma net income per Common Share—Diluted	$.64	$.13

  2000 Transactions

        During 2000, the Company acquired seven industrial properties, six acres of land adjacent to one of the facilities and purchased a joint venture partner's 50% interest in a 500,000 square foot industrial property for an aggregate purchase price of $131.7 million. These properties contain an aggregate of approximately 2.7 million square feet and are located in Indianapolis, Indiana and Central and Northern New Jersey. Consideration for these acquisitions consisted of cash of approximately $70.5 million, of which $59.0 million was funded through new mortgage financing, assumed debt of $19.5 million, $25.7 million of Convertible Preferred Units which require a guaranteed payment at an annual rate of 9.75% and are convertible to Common Shares at $16.00 per share and units of limited partnership interest ("OP Units") of $5.9 million (valued at $16.36 per unit). The remaining consideration was funded by mortgage debt of $10.1 million.

        In 2000, the Company disposed of 12 industrial properties located in New Jersey, Pennsylvania and New York totaling approximately 1.0 million square feet for net proceeds of approximately $49.4 million which resulted in aggregate gains of $931,000 and aggregate losses of $844,000 and a net gain of $87,000.

        The following unaudited pro forma financial information of the Company for the years ended December 31, 2000 and 1999 gives effect to the properties acquired and sold and the Common Shares, Preferred Stock and OP Unit issuances in 2000 as if the purchases, sales, and issuances had occurred on January 1, 1999.

	(In 000's, except for per share data) Years Ended December 31,
UNAUDITED
	2000	1999
Pro forma total revenue	$115,661	$104,656
Pro forma net income allocated to Common Shareholders	$370	$4,140
Pro forma net income per Common Share—Basic	$.04	$.45
Pro forma net income per Common Share—Diluted	$.04	$.45

  1999 Transactions

        During 1999, the Company acquired 35 properties (34 industrial properties and one office property) and 112 acres of land, including the Reckson Morris Industrial Trust ("RMIT") acquisition discussed in detail below, for an aggregate purchase price of approximately $322.1 million. These properties contained an aggregate of approximately 6.8 million square feet consisting of 6.5 million square feet of industrial space and 290,000 square feet of office space. Consideration for these acquisitions consisted of cash of approximately $198.5 million, future cash payments of $5.2 million, $27.6 million of debt assumed (including debt premiums of $850,000), $40.0 million of Convertible Preferred Stock with a conversion price of $16.00, $47.1 million of Convertible Preferred Units issued with conversion prices ranging from $16.00 to $16.50 per unit, $2.2 million of OP Units issued at prices ranging from $15.26 to $17.50 per unit, and the issuance of $1.5 million of Common Shares at a price of $14.44 per share. The Convertible Preferred Stock and Convertible Preferred Units issued as part of these transactions require a quarterly dividend or guaranteed payment at an annual rate ranging from 9% to 9.75%.

        In August 1999, the Company agreed, as part of a phased transaction, to acquire certain industrial properties from Reckson Morris Operating Partnership, L.P. ("RMOP") and RMIT. The first phase of this transaction was consummated on September 27, 1999 and involved the acquisition of RMOP from RMIT. The second phase of this transaction closed in the second quarter of 2000. Additionally, as part of the RMIT transaction, the Company acquired options to purchase 259 acres of land in New Jersey on which the Company can develop 2.8 million square feet of industrial properties.

        In March 1999, the Company sold Urban Farms Shopping Center in Franklin Lakes, New Jersey for $10.0 million, which resulted in a gain of approximately $1.3 million. The net proceeds from this asset sale were reinvested in the acquisition of an industrial property in 1999.

4. Equity Method Investments

  Keystone Realty Services, Inc.

        The Company accounts for its investments in 100% of the non-voting preferred stock of the Management Company in accordance with the equity method of accounting. The Company is entitled to receive 95% of the amounts paid as dividends by the Management Company. The Management Company is responsible for various activities related to the management, leasing and development of properties owned by third parties (including Keystone New Jersey Associates, LLC), as well as providing other real estate related services for third parties.

  Indianapolis Joint Ventures

        In December 1998, the Company entered into an agreement with Browning Investments, Inc. ("Browning") to develop 491 acres of land located in Airtech Park outside Indianapolis, Indiana. The terms of the agreement give the Company an option until December 31, 2003, and a right of first offer until December 31, 2008, to develop distinct land parcels through joint ventures in which the Company will have a 50% non-controlling interest. For 60 days following the earlier of December 31, 2003 or the date the Company acquires a 50% interest in at least 75% of the Airtech Park land, Browning has an option to put a 50% interest in the Airtech land to the Company at a price to be determined in accordance with the option agreement.

        In June 2000, the Company acquired for $1.7 million a 50% interest in 3 Points Associates, LLC ("3 Points"), an entity formed to develop and construct a distribution facility totaling approximately 800,000 square feet in Airtech Park at a cost of approximately $20.0 million. As consideration for this acquisition, the Company issued 41,582 OP Units at $17.50 per OP Unit, and contributed approximately $1.0 million in cash. In January 2001, the joint venture signed a ten-year lease with a tenant for the entire facility which provides annual average rental payments of approximately $2.4 million plus reimbursement of all operating expenses. In November 2001, the Company acquired Browning's 50% interest in this joint venture from 3 Points for approximately $11.5 million (Note 3).

        In June 2001, the Company acquired a 50% interest in 4 Points, an entity formed to develop and construct a speculative distribution facility totaling approximately 800,000 square feet located in Airtech Park in exchange for the issuance of 42,172 OP Units valued at an aggregate price of approximately $652,000 and the contribution of approximately $400,000 in cash. 4 Points has obtained a $15.6 million construction loan at a rate equal to LIBOR plus 2.0% which matures in June 2004. The Company commenced the construction of this facility in June 2001 and construction was completed in the first quarter of 2002.

  Keystone New Jersey Associates, LLC

        In March 2001, the Company sold six industrial properties and contributed another industrial property located in northern New Jersey which aggregated 2.1 million square feet to the CalEast Joint Venture at a value of approximately $103.8 million. This joint venture was formed to own, operate and develop industrial property in New Jersey and is 80% owned by CalEast Industrial Investors, LLC (a joint venture between LaSalle Investment Management, Inc. and California Public Employees Retirement System) and 20% owned by the Company. The Company has a commitment to fund approximately $24.0 million of equity to this joint venture of which approximately $11.7 million has been funded as of December 31, 2001. The funding of the remaining $12.3 million will occur as the joint venture acquires additional industrial properties. The Management Company and the Operating Partnership act as the joint venture's exclusive acquisition, management and leasing agent. The joint venture assumed a $62.3 million mortgage loan on the seven original properties. This mortgage is collateralized by these properties, matures in April 2007 and bears a fixed interest rate of 7.91%. In April 2001, this joint venture acquired an 812,739 square foot industrial property with a developable pad site for approximately $32.3 million.

        The following tables summarize financial information for the equity method investments of the Company as of December 31, 2001, 2000 and 1999 (dollars in thousands):

	3 Points Associates, LLC(1)	4 Points Associates, LLC		Keystone Realty Services, Inc.	Keystone New Jersey Associates, LLC		Total
2001
Balance Sheet
Investment Property, net	$—	$14,580		$—	$135,298		$149,878
Other Assets	—	—		6,718	2,311		9,029

Total Assets	$—	$14,580		$6,718	$137,609		$158,907
Mortgage Debt	$—	$12,396	(2)	$—	$76,871		$89,267
Other Liabilities	—	—		806	2,705		3,511
Shareholders and members equity	—	2,184		5,912	58,033		66,129

Total Liabilities & Equity	$—	$14,580		$6,718	$137,609		$158,907
Company's Ownership %	—	50%		95%	20%

Company's Investment at December 31, 2001	$—	$1,820		$6,153	$13,890	(3)	$21,863

2001
Income Statement
Revenues	$2,270	$—		$3,561	$12,600		$18,431
Expenses:
Operating	106	—		3,197	2,452		5,755
Other Expenses	—	—		—	54		54
Depreciation & Amortization	448	—		225	2,539		3,212
Interest	700	—		169	4,319		5,188

Total Expenses	$1,254	$—		$3,591	$9,364		$14,209

Net Income/(Loss)	$1,016	$—		$(30)	$3,236		$4,222

Equity in income/(losses) from equity method investments	$508	$—		$(29)	$644		$1,123

(1)
The Company acquired the remaining partnership interest of this joint venture in November 2001, and has consolidated the operating results of this asset since that date.

(2)
The Company has a joint and several guarantee of the $15.6 million recourse, construction loan of this venture which matures in June 2004.

(3)
The Company's investment in this venture includes approximately $2.0 million in outside basis which is being amortized over the seven year life of the venture. As of December 31, 2001 approximately $260,000 has been amortized related to this outside basis.

	3 Points Associates, LLC	Keystone Realty Services, Inc.	Total
2000
Balance Sheet
Investment property, net	$15,057	$—	$15,057
Other Assets	142	6,535	6,677

Total Assets	$15,199	$6,535	$21,734
Mortgage Debt	$—	$—	$—
Other Liabilities	12,859	2,346	15,205
Shareholders and members equity	2,340	4,189	6,529

Total Liabilities & Equity	$15,199	$6,535	$21,734
Company's Ownership %	50%	95%

Company's Investment at December 31, 2000	$2,313	$4,372	$6,685

2000
Income Statement
Revenues	$—	$10,588	$10,588
Expenses:
Operating	—	10,148	10,148
Other Expenses	—	—	—
Depreciation & Amortization	—	459	459
Interest	—	58	58

Total Expenses	$—	$10,665	$10,665

Net Income/(Loss)	$—	$(77)	$(77)

Equity in loss from equity method investments	$—	$(73)	$(73)

	Keystone Realty Services, Inc.	Total
1999
Income Statement
Revenues	$8,685	$8,685
Expenses:
Operating	8,404	8,404
Other Expenses	—	—
Depreciation & Amortization	338	338
Interest	8	8

Total Expenses	$8,750	$8,750

Net Loss	$(65)	$(65)

Company's Ownership %	95%

Equity in loss from equity method investments	$(62)	$(62)

5. Indebtedness

  Variable Rate Indebtedness

        In December 2001, the Company refinanced its $150 million secured line of credit with a new $125 million unsecured revolving credit facility (the "Credit Facility"). Borrowings under the Credit Facility enable the Company to fund acquisition and development of real estate, as well as providing working capital to the Company. The Credit Facility has a term of three years with a one year extension available at the option of the Company. Interest is calculated on a grid based on the Company's leverage ranging from LIBOR plus 1.35% to LIBOR plus 1.875%. Based on the Company's leverage at December 31, 2001, the facility is priced at LIBOR plus 1.625%. The Company may also issue letters of credit for up to 10% of the total Credit Facility amount. The interest rate on the retired $150.0 million secured line of credit was based on a sliding scale, ranging from LIBOR plus 1.625% to LIBOR plus 2.25%, based on the Company's leverage. This line of credit was secured by cross-collateralized mortgage loans on 55 properties as of December 31, 2000. At December 31, 2001 and 2000, the Company had $93.0 million and $124.9 million, respectively, outstanding on the applicable borrowing agreements. The weighted average balances outstanding under the lines of credit and weighted average interest rate for 2001 and 2000 were $85.3 million and $136.6 million and 6.27% and 8.71%, respectively. The Credit Facility requires the Company to meet certain financial covenants, including certain leverage and coverage ratios, on a quarterly, annual and ongoing basis. The Company is in compliance with these debt covenants as of December 31, 2001.

        In December 2000, the Company obtained a recourse $37.0 million loan to construct two industrial facilities in New Jersey. This loan is collateralized by these properties, matures in December 2002 and requires interest at LIBOR plus 2.25% (4.39% at December 31, 2001). The Company had approximately $11.9 million and $5.2 million outstanding on this loan at December 31, 2001 and 2000, respectively. The Company has an additional $3.9 million in recourse construction loans outstanding at December 31, 2001.

        In May 2000, the Company obtained a $27.8 million three-year recourse term facility which was prepayable at that time. At December 31, 2000, the Company had $15.7 million outstanding under this facility. This facility was collateralized by mortgages on three properties, a lease assignment on another property and required interest on a sliding scale, ranging from LIBOR plus 1.80% to LIBOR plus 2.25%, based on the amount of borrowings on the facility. This facility was repaid from the proceeds of the Company's Common Share offering in April 2001.

        In 1999, the Company obtained a $2.0 million working capital facility which was secured by one of the properties. In October 2001, this facility was expanded to $10.0 million and is secured by mortgage loans on four of the Properties and a lease assignment on another Property. The facility matures in January 2003 and requires interest only payments at LIBOR plus 1.75%. The LIBOR interest rate is based on a sliding scale based on the value of the collateral. Approximately $6.5 million was outstanding under this facility at December 31, 2001 and no amounts were outstanding at December 31, 2000. The weighted average balance outstanding and weighted average interest rate for 2001 was $2.0 million and 5.34%, respectively. No amounts were outstanding under this facility in 2000.

  Fixed Rate Indebtedness

        Mortgage notes of $321.7 million and $460.4 million, excluding debt premiums, encumbered 48 and 69 of the properties at December 31, 2001 and 2000, respectively. At December 31, 2001, interest rates on the mortgage loans ranged from 6.88% to 9.75%. Mortgage notes had weighted average interest rates of 7.75%, 7.71%, and 7.68% at December 31, 2001, 2000, and 1999, respectively. The maturities for these notes range from September 2002 through October 2022.

        In connection with several acquisitions in 1998 and 1997, the Company assumed certain mortgage notes with an aggregate principal value of $75.9 million and a fair value of $80.5 million. The difference between the principal value and the fair value was recorded as a debt premium. These debt premiums are being amortized into interest expense over the term of the related mortgage debt. In 2001, 2000, and 1999, $864,000, $659,000, and $701,000, respectively, was amortized into interest expense related to these debt premiums.

        As a condition of certain of the mortgage loans, initial and ongoing cash reserves are required to be funded for real estate taxes, insurance, tenant rollover costs and capital reserves. The aggregate balances in these reserve accounts at December 31, 2001 and 2000 were approximately $5.3 million and $6.1 million, respectively, and are reported as restricted cash.

        In 2001, the Company recorded an extraordinary loss of approximately $2.3 million related to the early retirement of the $150 million secured line of credit and the early retirement of approximately $86 million in other mortgage debt.

        Maturities of mortgage notes payable, excluding debt premiums as of December 31, 2001, over the next five years are as follows (in 000's):

	Principal Amortization	Amount due at Maturity		Total
2002	$4,290	$20,730		$25,020
2003	4,741	6,466		11,207
2004	5,042	132,722	(1)	137,764
2005	5,052	22,791		27,843
2006	4,892	22,018		26,910
2007 and thereafter	10,987	193,416		204,403

TOTAL				$433,147

(1)
Includes the Company's Credit Facility which has an outstanding balance of approximately $93.0 million at December 31, 2001, and matures December 21, 2004.

6. Shareholders' Equity

        The following table summarizes the Company's Common Share and Convertible Preferred Stock activity in 2001, 2000, and 1999:

Type of issuance	Date of Issuance/ Repurchase	Number of Shares Convertible Preferred Stock	Number of Common Shares	Share Price	Exercise or Conversion Price	Net Cash Proceeds/ (Repurchase Costs) (in 000's)
2001 Activity
Common Shares issuance(1)	9/7/01	—	375,000	$13.65	$—	$4,851
Common Shares repurchase(1)	9/7/01	—	(375,000)	12.75	—	(4,781)
Common Shares issuance(2)	8/27/01	—	2,500,000	13.65	—	32,161
Series B Convertible Preferred Stock converted to Common Shares(2)	8/27/01	(803,871)	1,256,048	—	16.00	—
Common Shares repurchase(2)	8/27/01	—	(2,500,000)	14.28	—	(35,700)
Common Shares repurchase(3)	5/1/01	—	(1,693,471)	11.94	—	(20,220)
Common Shares issuance(3)	4/30/01	—	7,500,000	12.20	—	85,710
Common Shares issued as compensation(4)	Various	—	18,415	13.04-13.29	—	—
Executive and employee stock issuance(5)	Various	—	156,256	12.83	—	—
OP Unit conversions(6)	Various	—	1,839,081	—	—	—

		(803,871)	9,076,329			$62,021

2000 Activity
Common Shares issuance(7)	Various	—	102,511	$14.50	$—	$1,361
Conversion of Series C Convertible Preferred Stock to Redeemable Preferred Stock(8)	7/18/00	(796,129)	—	—	16.00	—
Executive and employee stock issuance(5)	Various	—	211,660	12.84	—	—
Restricted shares forfeited	Various	—	(1,033)	—	—	—
OP Unit conversions(6)	Various	—	101,215	—	—	—

		(796,129)	414,353			$1,361

1999 Activity
Common Shares issuance(7)	Various	—	1,276,800	$14.50	$—	$18,314
Convertible Preferred Stock issuance(9)	9/27/99	1,600,000	—	—	16.00	—
Convertible Preferred Stock issuance(10)	9/27/99	800,000	—	—	15.75	19,375
Common Shares issuance(11)	9/27/99	—	103,878	14.44	—	—
Common Shares issued as compensation(4)	Various	—	11,830	14.50-15.56	—	—
OP Unit conversions(6)	Various	—	19,416	—	—	—
Stock options exercised	4/10/99	—	2,200	—	10.00	22
Executive Stock issuance and Restricted Stock Awards, net of cancellations of 500 common shares(5)	3/24/99	—	101,054	13.00-14.50	—	—

		2,400,000	1,515,178			$37,711

(1)
These Common Shares were issued as the underwriter of the August 27 offering (see (2) below) exercised their overallotment option for 375,000 Common Shares for aggregate net proceeds of $4.9 million. The net proceeds from this offering were used to repurchase 375,000 Common Shares at a cost of $12.75 from affiliates of Francesco Galesi, a Trustee of the Company.

(2)
These Common Shares were issued in a public offering by the Company for aggregate net proceeds of $32.2 million. Net proceeds from this offering were used to repurchase 2,500,000 Common Shares from affiliates of Reckson Associates Realty Corp. ("Reckson"), who are affiliated with Scott Rechler, a former Trustee of the Company, who converted 803,871 shares of Series B Convertible Preferred Stock into 1,256,048 Common Shares and 796,129 Series C Convertible Preferred Units into 1,243,952 Common Shares. All these Common Shares were repurchased by the Company for $35.7 million, a discount of 11% from their liquidation value.
(3)
These Common Shares were issued in a public offering by the Company for aggregate net proceeds of $85.7 million. Net proceeds from this offering were used to repurchase 1,693,471 Common Shares and 765,807 OP Units from Crescent Real Estate Equities, Inc. for an aggregate cost of $29.4 million. The remaining proceeds of $56 million were used to repay borrowings under the Company's $150 million secured revolving credit facility and other debt.
(4)
Shares issued to trustees as compensation in lieu of cash for trustee fees.
(5)
As part of the Company's Omnibus Incentive Plan (Note 9), during 2001 and 2000 the Company issued Common Shares to certain executives and employees in consideration for non-interest bearing and interest bearing notes. In 1999, the Company issued Common Shares for restricted stock awards and non-interest bearing notes (Note 9).
(6)
OP Unit redemptions represent Common Shares issued upon conversion of OP Units at the request of the respective unitholders. In 2001, affiliates of Reckson converted 796,129 shares of Series C Convertible Preferred Units to 1,243,952 Common Shares which were simultaneously repurchased along with an additional 1,256,048 Common Shares (as discussed in (2) above).
(7)
These Common Shares were issued to certain trustees and executives of the Company and other investors as part of a $20 million private placement which was completed in phases between October 12, 1999 and January 18, 2000.
(8)
In accordance with the Contribution and Exchange Agreement for the RMIT transaction, any aggregate amount of Convertible Preferred Stock issued to Reckson Operating Partnership, L.P. or its affiliates ("ROP") in excess of $40 million of Convertible Preferred Stock and Convertible Preferred Units is not convertible into Common Shares, however, it is redeemable at ROP's option. Upon the closing of the last phase of the RMIT transaction in May 2000, approximately $19.9 million of ROP's Convertible Preferred Stock and Convertible Preferred Units were in excess of $40.0 million. In July 2000, ROP exercised its redemption rights for $19.9 million, (796,129 shares at a liquidation preference of $25 per share) of this Series B Convertible Preferred Stock, therefore no amounts of the Series B Convertible Preferred Stock are mandatorily redeemable at December 31, 2001 and 2000.
(9)
Offering, as part of the RMIT transaction, for 1,600,000 shares of non-voting Series B Convertible Preferred Stock, par value $.001 per share, with liquidation preference of $25.00 per share. The shares are convertible into Common Shares at $16.00 per share. Dividends are payable quarterly at an annual rate of $2.4375 per share of Series B Preferred Stock and are subject to an increase in the event the annual dividend per share on the Common Shares exceeds $1.56. The Series B Preferred Stock is redeemable by the Company at any time for cash payments equal to an amount which produces a 17% internal rate of return to the preferred shareholder. After the fifth anniversary of the issuance date through the ninth anniversary thereof the redemption price is based on a defined premium as specified in the subscription agreement. As a result of a redemption of 796,129 shares of this series of Convertible Preferred Stock in 2000 (see (8) above) and the Company's repurchase of the remaining amount in 2001 (see (2) above), no shares of Series B Convertible Preferred Stock are outstanding at December 31, 2001.
(10)
Offering for 800,000 shares of non-voting Series C Convertible Preferred Stock, par value $.001 per share, with liquidation preference of $25.00 per share. The shares are convertible into Common Shares at $15.75 per share. Dividends are payable quarterly at an annual rate of $2.4375 per share of Series C Preferred Stock and are subject to an increase in the event the annual dividend per share on the Common Shares exceeds $1.54. The Series C Preferred Stock is not redeemable by the Company prior to September 27, 2004. After the fifth anniversary of the issuance date through the ninth anniversary thereof the redemption price is based on a defined premium as specified in the subscription agreement.
(11)
Shares issued as partial consideration for the RMIT acquisition.

MSAM Special Distribution

        In 1998, the Company issued 1,092,051 Common Shares in a private placement for net cash proceeds of $17.4 million. Investors in this private placement were funds managed by Morgan Stanley Asset Management, Inc. ("MSAM") and CRA Real Estate Securities, L.P. This private placement included a provision which required a special cash distribution to MSASM on July 9, 2000 if the Company failed to consummate a Qualifying Offering, as defined in the subscription agreement. This special cash distribution was equal to 2.5% of the Common Shares outstanding on July 9, 2000 multiplied by the average price of the Company's Common Shares during the 30-day period ending on the third business day prior to July 9, 2000. In accordance with this provision the Company paid MSAM and affiliates approximately $3.2 million in July 2000. The Company accounted for this payment as a special capital distribution to these shareholders in 2000 and recorded the amount in distributions paid.

Minority Interest and Convertible Preferred Units

        Minority interest represents interests in the Operating Partnership owned by its limited partners issued in connection with the formation of the Company and certain subsequent property acquisitions. Income allocated to the minority interest is based on the ownership of the limited partners throughout the year and is shared proportionately. Pursuant to the amended and restated limited partnership agreement, the limited partners of the Operating Partnership have a conversion right, which enables each limited partner to convert their interests in the Operating Partnership into Common Shares, with the same economic characteristics, or cash, at the election of the Company, at any time on a one for one basis. The number of shares relating to the conversion right remains stable irrespective of the market price of the Company's Common Shares. The limited partners, in the aggregate, excluding 2.4 million of Convertible Preferred Units outstanding, could convert their partnership interests in the Operating Partnership and receive 6.4 million, 7.7 million, and 7.3 million Common Shares as of December 31, 2001, 2000, and 1999, respectively. OP Units totaling 595,129, 101,215, and 19,416, were converted into Common Shares in 2001, 2000, and 1999, respectively. Series C Convertible Preferred Units totaling 796,129 were converted into 1,243,945 Common Shares in 2001.

        The Company has three series of non-voting Convertible Preferred Units outstanding all of which have a liquidation value of $25 per unit. The 300,000 Series B Convertible Preferred Units have a conversion price of $16.50 and require a preferred return of 9.5%. The 1,664,965 Series C Convertible Preferred Units have a conversion price of $16.00 and require a preferred return of 9.75%. The 450,700 Series D Convertible Preferred Units have a conversion price of $16.50 and require a preferred return of 9.0%. The preferential return on the Series C Convertible Preferred Units is subject to increase in the event that the annual distribution on common OP Units exceeds $1.56. The Series B Convertible Preferred Units are redeemable by the Company at any time. The Series C and Series D Convertible Preferred Units are not redeemable by the Company prior to September 27, 2004 and July 21, 2004, respectively. The redemption price for the Series C Convertible Preferred Units subsequent to September 27, 2004 through September 27, 2009 includes a defined premium as specified in the amended and restated limited partnership agreement (Note 3).

7. Related Party Transactions

        The Company has leases with companies in which trustees of the Company are officers and shareholders. The annual aggregate base rental revenue under these leases was approximately $724,000, $1.1 million, and $1.1 million for each of the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company incurred costs during 2001 and 2000 related to construction, capital and tenant improvements of approximately $361,000 and $3.5 million, respectively, leasing commissions of $208,000 and $1.1 million, respectively, and repairs, maintenance and other costs of $315,000 and $291,000, respectively, which were earned by companies in which the Company's Chairman and certain of its trustees are officers and shareholders.

        Certain limited partners of the Operating Partnership, which include certain trustees and entities in which certain trustees have an ownership interest, have guaranteed mortgage loans of the Company aggregating approximately $30.0 million at December 31, 2001.

        Through the Operating Partnership's 100% ownership of the preferred stock of the Management Company, the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. The Company's Chief Executive Officer and President, another investor in the Company, and the Company's Chairman and certain members of his family, own 40%, 30% and 30%, respectively, of the common stock of the Management Company. No dividends were paid by the Management Company in 2001, 2000, or 1999. Management fees paid by the Operating Partnership's properties to the Management Company are included in the accompanying statements of operations and amounted to $3.2 million and $3.0 million during 2000 and 1999, respectively. The Management Company also received reimbursements of certain costs attributable to the operation of the properties. Such reimbursements are included in property operating expenses and general and administrative expenses in the accompanying statements of operations and amounted to $2.6 million and $2.8 million during 2000 and 1999, respectively. No management fees or cost reimbursements for the costs attributable to the operations of the properties were paid in 2001. Effective January 1, 2001, the majority of the employees of the Management Company were transferred to the Operating Partnership and the Company began to manage the Properties through the Operating Partnership. As a result, the Management Company no longer charges the Operating Partnership a management fee.

        Certain executive officers of the Company have an aggregate 11% limited partnership interest in a partnership which is 89% owned by the Company.

        In 2001, the Company received approximately $240,000 in fees as a result of services provided to the CalEast Joint Venture for acquisition services. The Management Company, an affiliate of the Company, receives management fees and other fee compensation for services provided to the CalEast Joint Venture.

        In connection with the RMIT transaction, during 2000 the Company paid a monthly construction management fee of $308,000 to an affiliate of Reckson. The Company capitalized this fee as a cost of the RMIT transaction.

        The Company is obligated to pay an affiliate of Joseph Morris, a former Trustee of the Company, additional purchase price related to the RMIT transaction in an amount equal to 1.5% of the monthly rent collected from the tenants in the acquired buildings. These payments are required to be made monthly during the period from October 1999 until October 2002. The Company has estimated the amounts due under this obligation and has capitalized this amount as additional purchase price for the RMIT transaction. In 2001, 2000 and 1999, the Company incurred approximately $444,000, $455,000 and $68,000, respectively, related to this obligation. The Company had also loaned an affiliate of Joseph Morris $787,000 as part of the closing of the RMIT transaction in 1999. This loan requires monthly interest payments at prime plus 1% and had an original maturity date of October 2001. In September 2001, the terms of this loan were amended to provide for forgiveness of a portion of this loan by the Company. During 2001, Morris Realty, L.P. repaid $287,000 of this loan and the remaining principal balance of $500,000 was forgiven.

        Certain affiliates of Joseph Morris have received equity interests in certain entities which are controlled by the Company as consideration for development fees which the Company is required to pay in accordance with the terms of the RMIT transaction. In 2001, the Company paid a fee of approximately $3.0 million to an affiliate of Joseph Morris and certain unitholders of the Operating Partnership for services provided in connection with the sale of a property owned by the Company.

        The Company's Chief Executive Officer and its Chairman contributed outstanding Common Share and OP Unit warrants aggregating 675,000 to the Operating Partnership in exchange for OP Units in 2000 and 1999.

        As further discussed in Notes 9 and 11, certain executives and other employees have recourse loans from the Company related to Common Share issuances and purchases from the Company.

        As discussed in Note 6, in 2001, the Company acquired 375,000 Common Shares from affiliates of Francesco Galesi, a Trustee of the Company, for an aggregate price of $4.8 million. The Company also repurchased 2.5 million Common Shares from affiliates of Reckson for an aggregate price of $35.7 million. Scott Rechler, a former Trustee of the Company, is Co-Chief Executive Officer of Reckson.

8. Operating Leases and Other Tenant Matters

        The Company's properties are leased to tenants generally under operating leases with expiration dates extending through 2019. As of December 31, 2001, future minimum rentals under 262 noncancellable operating leases, excluding tenant reimbursements of operating expenses, and excluding the properties in discontinued operations are as follows:

(in 000's)
2002	$98,384
2003	$82,863
2004	$66,934
2005	$58,252
2006	$45,334
Thereafter	$172,080

        The revenue resulting from straight-line rental income adjustments for the years ended December 31, 2001, 2000, and 1999 was $2.9 million, $3.7 million, and $1.9 million, respectively. No tenant represented more than 10% of the minimum rental revenues for 2001, 2000, and 1999. At December 31, 2001, no single tenant exceeds 3% of the Company's annualized base rent.

9. Benefit Plans and Stock Warrants

  Stock Options, Restricted Stock Awards, and Stock Loans

        The Company's Omnibus Incentive Plan (the "Plan"), as amended in 1998, has authorized the grant of compensatory awards to employees consisting of stock options, stock awards, stock appreciation rights and other stock-based awards representing up to 10% of the combined number of Common Shares and OP Units of the Operating Partnership. Incentive stock options are to be granted at not less than the fair market value of the Company's stock on the date of the grant and the term cannot exceed ten years. The vesting period of each grant varies and is determined at the date of grant. Any award issued under the plans which is forfeited, expires or terminates prior to vesting or exercise is available for future award under the plans.

        In connection with the Plan, the Company issued 156,250, 211,660 and 100,000 Common Shares to certain executives and employees in consideration for recourse interest bearing and non-interest bearing notes aggregating $2.0 million, $2.7 million and $1.3 million in 2001, 2000 and 1999, respectively. These notes mature at various dates ranging from 2009 to 2011. These Common Shares carry dividend and voting rights and also secure the notes. The Company has the ability and intent to fully enforce the collection of these loans under the recourse provisions. These notes will be forgiven annually over a period ranging from five to seven years beginning in 2004 only in the event the respective individual is still an employee of the Company at the end of each respective year. In 1998, an officer of the Company was issued a $392,000 non-interest bearing recourse note which the executive used to acquire 25,000 Common Shares. Under the terms of his employment agreement, $33,333 of this note has been forgiven annually over a three year period. These notes have been reflected in the accompanying financial statements as a reduction in shareholders' equity. The Company records the compensation expense related to the forgiveness provisions of these notes on a straight line basis over the related loan term (Note 15). The Company has recorded approximately $710,000, $292,000 and $218,000, as compensation expense for these notes in 2001, 2000 and 1999, respectively.

        In 1999 and 1998, the Company granted a total of 38,796 restricted Common Shares to certain executives and employees under the Plan as compensation. These shares carry dividend and voting rights and vested over a two-year period. The shares issued under this Plan were recorded at their fair market value on the date of grant with a corresponding total charge of $562,000 to shareholders' equity, which was recorded in additional paid-in capital. The unearned portion was amortized to compensation expense over the two-year vesting period. During 2000 and 1999, the Company amortized $282,000 and $280,000, respectively, of compensation expense relating to these restricted shares.

        In 1994, the Company adopted and authorized the Non-Employee Stock Option Plan (the "Non-Employee Plan") and 300,000 shares were authorized thereunder in the form of non-qualified stock options for issuance to certain trustees or consultants. The exercise price for each option granted under the Non-Employee Plan cannot be less than the fair market value of the Company's Common Shares underlying the option at the date of grant. The term of each option is ten years and each option is exercisable upon the date of grant, provided that the option holder remains a trustee, employee or consultant to the Company during the exercise period.

        The following table summarizes the activity and balance outstanding for each plan for 2001, 2000, and 1999:

	2001		2000		1999
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Omnibus Incentive Plan
Outstanding, beginning of year	563,750	$15.19	604,750	$15.18	602,250	$15.18
Granted	750,137	12.83	—	—	18,000	15.24
Exercised	—	—	—	—	—	—
Forfeited	(10,500)	14.50	(41,000)	14.99	(15,500)	15.08

Outstanding, end of year	1,303,387	$13.84	563,750	$15.19	604,750	$15.18

Non-Employee Plan
Outstanding, beginning of year	15,800	$10.00	15,800	$10.00	18,000	$10.00
Granted	20,000	12.54	—	—	—	—
Exercised	—	—	—	—	(2,200)	10.00
Forfeited	(10,000)	12.54	—	—	—	—

Outstanding, end of year	25,800	$10.98	15,800	$10.00	15,800	$10.00

Total options outstanding and weighted average exercise price for all plans	1,329,187	$13.78	579,550	$15.05	620,550	$15.05

        The following table summarizes information about stock options exercisable at December 31 for each of the past three years:

Year	Number of Options	Weighted Average Exercise Price	Range of Exercise Prices
December 31, 1999	181,703	$14.43	$14.50-$16.50
December 31, 2000	337,717	$14.71	$14.50-$16.50
December 31, 2001	549,883	$14.72	$12.83-$16.50

        The Company accounts for its stock-based options under Accounting Principles Board Opinion No. 25, under which no compensation expense related to options granted to employees and Trustees has been recognized, as all options have been granted with an exercise price equal to or greater than the fair value of the Company's Common Shares on the date of grant. The Company reports under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), for disclosure purposes. In accordance with SFAS No. 123, the fair value of each option grant has been estimated as of the date of grant using an option pricing model with the following assumptions: dividend yield of 9.00% and 7.00% for 2001 and 1999, respectively; an expected life of 7 years and 10 years for 2001 and 1999, respectively; expected volatility of 29% and 31% for 2001 and 1999, respectively; and a risk free interest rate of 5.8% and 6.1% for 2001 and 1999, respectively. There were no options granted in 2000. The weighted average fair value of those options granted in 2001 and 1999 was $1.49 and $2.20, respectively, per option granted. The weighted average remaining contractual life of the options outstanding is approximately 8.5 years.

        Using these assumptions, the fair value of the stock options granted in 2001 and 1999 was approximately $364,000 and $45,000, respectively. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income would have been reduced to the following pro forma amounts:

	For the years ended December 31, (dollars in 000's, expect per share amounts)
	2001	2000	1999
Net income allocated to Common Shareholders:
As reported	$13,874	$567	$6,328
Pro forma (unaudited)	$13,596	$336	$6,121
Basic earnings per share:
As reported	$.96	$.06	$.83

Pro forma (unaudited)	$.94	$.04	$.80

Diluted earnings per share
As reported	$.90	$.06	$.80

Pro forma (unaudited)	$.88	$.04	$.78

10. Earnings Per Share

        The Company discloses earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, ("SFAS No. 128"). It requires the dual presentation of basic and diluted EPS on the income statement and requires a reconciliation of the numerator and denominator of basic EPS to diluted EPS.

        The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

	For the years ended December 31, (dollars in 000's, except share and per share amounts)
	2001		2000		1999
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income allocated to Common Shareholders excluding extraordinary items	$13,874	$13,874	$567	$567	$6,328	$6,328

Add: Minority interest allocation	—	5,409	—	—	—	5,177

	$13,874	$19,283	$567	$567	$6,328	$11,505

Weighted average number of Common Shares outstanding	14,518,099	14,518,099	9,239,591	9,239,591	7,622,010	7,622,010

Weighted average Common Share/stock equivalents	—	6,891,924	—	4,765	—	7,188,807

	14,518,099	21,410,023	9,239,591	9,244,356	7,622,010	14,810,817

Earnings per Common Share	$0.96	$0.90	$0.06	$0.06	$0.83	$0.80

        The Company's weighted average stock equivalents consisted of the following:

	2001	2000	1999
Options and warrants	3,066	4,765	169,524
OP Units	6,888,858	7,654,516	7,019,283

	6,891,924	7,659,281	7,188,807

11. Commitments and Contingencies

        Six executive officers of the Company have employment agreements which provide for aggregate initial base compensation of $1.4 million subject to increases as approved by the Compensation Committee, among other incentive compensation.

        The Company has guaranteed bank loans of approximately $721,000 held by certain executives with which these executives acquired stock in the Company.

        The Company had $2.8 million and $450,000 in outstanding letters of credit at December 31, 2001 and 2000, respectively. Approximately $2.7 million of the letters of credit obligations outstanding at December 31, 2001 secure existing debt obligations of the Company.

        As discussed in Note 4, the Company has a joint and several guarantee of approximately $15.6 million of recourse construction debt, which matures in June 2004, associated with the 4 Points Joint Venture. In addition, the Company has guaranteed a $3.0 million land development loan outstanding by a Browning affiliate related to the development of Airtech Park, which matures in August 2002.

        The Company has leases for office space which require aggregate monthly payments of approximately $69,000, under leases which expire between April 2002 and April 2007. Additionally, the Company has various ground lease commitments for certain of the Properties. Future minimum lease payments under these non-cancelable operating leases are payable as follows:

(in 000's)
2002	$804
2003	831
2004	669
2005	421
2006	421
Thereafter	4,813

Total	$7,959

        Rental expense for the above operating leases during 2001, 2000, and 1999 was $963,000, $813,000, and $523,000, respectively.

Litigation

        In the normal course of business, the Company is involved in legal actions relating to the ownership and operation of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

Environmental Matters

        All of the Company's Properties have been subject to Phase I environmental assessments (and, in certain instances, Phase II environmental assessments). Such assessments have not revealed, nor is management aware of, any environmental liability that management believes would have a material adverse effect on the accompanying consolidated financial statements.

12. Interim Results (Unaudited)

        The following presents a summary of the unaudited quarterly financial information for the years ended December 31, 2001 and 2000. These amounts presented below have been restated for discontinued operations and errors identified by the Company (see Notes 14 and 15). (dollars in 000's, except per share amounts):

	2001
	Three Month Period Ended
	March 31		June 30
	Previously reported	Restated	Previously reported	Restated
Revenue(1)	$30,684	$29,856 (2)	$26,706	$25,933	(2)
Income before gains (losses) from equity method investments and gains on sales of assets(1)	2,834	2,425 (3)	6,870	6,317	(3)
Equity in income (losses) from equity method investments	(129)	(129)	198	198
Gains (losses) on sales of assets	336	336	—	—
Distributions to preferred unitholders	(1,931)	(1,931)	(1,932)	(1,932)
Minority interest of unitholders in Operating Partnership(1)	585	733	(1,211)	(1,076)
Extraordinary item—loss in early retirement of Debt	(982)	(982)	(193)	—	(5)
Discontinued operations	—	190	—	132

Net income before income allocated to preferred shareholders(1)	713	642	3,732	3,639
Income allocated to preferred shareholders	(1,427)	(1,427)	(1,428)	(1,428)

Net income (loss) allocated to common shareholders(1)	$(714)	$(785)	$2,304	$2,211

Basic earnings/(loss) per Common Share	$(0.08)	$(0.08)	$0.17	$0.16

Diluted earnings/(loss) per Common Share	$(0.08)	$(0.08)	$0.17	$0.16

	2001
	Three Month Period Ended
	September 30		December 31
	Previously reported	Restated	Previously reported	Restated
Revenue(1)	$27,470	$26,674 (2)	$24,924	$24,107 (2)
Income before gains (losses) from equity method investments and gains on sales of assets(1)	7,243	6,782 (3)	7,330	6,855 (3)
Equity in income (losses) from equity method investments	386	386	668	668
Gains (losses) on sales of assets	10,025	10,025	(1,219)	(1,219)
Distributions to preferred unitholders	(1,747)	(1,747)	(1,447)	(1,447)
Minority interest of unitholders in Operating Partnership(1)	(4,180)	(4,036)	(844)	(683)
Extraordinary item—loss in early retirement of debt	(94)	(95)	(1,197)	(1,197)
Discontinued operations	—	160	—	176

Net income before income allocated to preferred shareholders(1)	11,633	11,475	3,291	3,153
Income allocated to preferred shareholders	(1,242)	(1,242)	(938)	(938)

Net income (loss) allocated to common shareholders(1)	$10,391	$10,233	$2,353	$2,215

Basic earnings (loss) per Common Share	$0.63	$0.62	$0.13	$0.12

Diluted earnings (loss) per Common Share	$0.55	$0.54	$0.13	$0.12

	2000
	Three Month Period Ended
	March 31			June 30
	Previously reported	Restated		Previously reported	Restated
Revenue(1)	$28,556	$28,015	(2)	$30,229	$29,535	(2)
Income before equity in earnings (losses) from equity method investments and gains (losses) on sales of assets(1)	6,431	6,249	(3)	5,323	5,051	(3)
Equity in earnings (losses) from equity method investments	249	249		415	415
Gains (losses) on sales of assets	140	—	(4)	484	92	(4)
Distributions to preferred unitholders	(1,317)	(1,317)		(1,702)	(1,702)
Minority interest of unitholders in Operating Partnership(1)	(1,628)	(1,477)		(1,250)	(1,011)
Discontinued operations	—	58		—	64

Net income before (loss) income allocated to preferred shareholders(1)	3,875	3,762		3,270	2,909
Income allocated to preferred shareholders	(1,930)	(1,930)		(1,609)	(1,609)

Net income (loss) allocated to common shareholders(1)	$1,945	$1,832		$1,661	$1,300

Basic earnings/(loss) per Common Share	$0.21	$0.20		$0.18	$0.14

Diluted earnings/(loss) Common Share	$0.21	$0.20		$0.17	$0.14

	2000
	Three Month Period Ended
	September 30			December 31
	Previously Reported	Restated		Previously Reported	Restated
Revenue(1)	$31,986	$30,915	(2)	$32,330	$31,522 (2)
Income before equity in earnings (losses) from equity method investments and gains (losses) on sales of assets(1)	(4,017)	(4,287	)(3)	7,042	6,743 (3)
Equity in earinings (losses) from equity method investments	(248)	(248)		(489)	(489)
Gains (losses) on sales of assets	(252)	299	(4)	(285)	(285)
Distributions to preferred unitholders	(1,924)	(1,924)		(1,932)	(1,932)
Minority interest of unitholders in Operating Partnership(1)	3,542	3,422		(1,313)	(1,185)
Discontinued operations	—	64		—	91

Net income before (loss) income allocated to preferred shareholders(1)	(2,899)	(2,674)		3,023	2,943
Income allocated to preferred shareholders	(1,407)	(1,047)		(1,427)	(1,427)

Net income (loss) allocated to commom shareholders(1)	$(4,306)	$(4,081)		$(1,596)	$(1,516)

Basic earinings (loss) per Common Share	$(0.46)	$(0.44)		$0.17	$0.16

Diluted earnings (loss) per Common Share	$(0.46)	$(0.44)		$0.17	$0.16

        As discussed in Note 2, in the third quarter of 2000, the Company recorded an $11.3 million provision for asset valuation on certain assets which were accounted for as assets held for sale.

        As discussed in Note 2, in the first quarter of 2001, the Company recorded a $2.7 million cumulative adjustment to record depreciation expense on assets which were previously classified as held for sale.

(1)
These financial statement captions have been restated for discontinued operations in 2000 and 2001. See the first table below for the quarterly amounts by year.

(2)
Corrections to decrease straight line rent revenue and increase termination income for leases.
(3)
The reduction in income before gains (losses) relates to the compensation expense for forgiveness provisions of employee stock loans being recorded on a straight line basis over the related loan term, the expensing of certain salaries which were previously capitalized as part of development projects and the reduction in capitalized interest using the Company's weighted average interest rate as the capitalization rate.
(4)
To correct recognition of gains/losses on sales of properties.
(5)
Reversed extraordinary loss recorded from the modification to an existing line of credit facility.

        The aggregate amount of the following two tables present the restatement amounts for discontinued operations and corrections of errors by financial statement caption and quarter for 2001 and 2000.

	2001
Discontinued Operations Adjustments	Three Month Period Ended
	March 31	June 30	September 30	December 31
Revenue	$(809)	$(751)	$(778)	$(797)
Income before gains (losses) from equity method investments and gains on sales of assets	(273)	(214)	(243)	(259)
Minority interest of unitholders in Operating Partnership	83	82	83	83
Net income before income allocated to preferred shareholders	(190)	(132)	(160)	(176)
Net income (loss) allocated to common shareholders	(190)	(132)	(160)	(176)
	2000
	Three Month Period Ended
	March 31	June 30	September 30	December 31
Revenue	$(773)	$(778)	$(780)	$(771)
Income before gains (losses) from equity method investments and gains on sales of assets	(122)	(128)	(128)	(156)
Minority interest of unitholders in Operating Partnership	64	64	64	65
Net income before income allocated to preferred shareholders	(58)	(64)	(64)	(91)
Net income (loss) available to common shareholders	(58)	(64)	(64)	(91)

	2001
Restatement Adjustments	Three Month Period Ended
	March 31	June 30	September 30	December 31
Revenue	$(19)	$(22)	$(19)	$(20)
Income before gains (losses) from equity method investments and gains on sales of assests	(136)	(339)	(218)	(217)
Minority interest of unitholders in Operating Partnership	65	53	61	78
Extraordinary item—loss on early retirement of debt	—	193	—	—
Net income before income allocated to preferred shareholders	(71)	(93)	(157)	(139)
Net income (loss) allocated to common shareholders	(71)	(93)	(157)	(139)
	2000
	Three Month Period Ended
	March 31	June 30	September 30	December 31
Revenue	$107	$(41)	$(41)	$(37)
Income before gains (losses) from equity method investments and gains on sales of assets	(60)	(144)	(142)	(143)
Gains (losses) on sales of assets	(140)	(392)	551	—
Minority interest of unitholders in Operating Partnership	87	175	(184)	63
Net income before income allocated to preferred shareholders	(113)	(361)	225	(80)
Net income (loss) allocated to common shareholders	(113)	(361)	225	(80)

13. Segments

        The Company reports segment information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information."

        The Company's Chief Executive Officer and management assess and measure operating results based upon property level operating income within each of the Company's business segments. The Company considers its reportable segments to be office, industrial, multi-family and other based on geographic regions. Other properties consist of a community shopping center, which was sold in 1999, and an investment in a direct financing lease. The accounting policies of the reportable segments are consistent with those described in Note 2. Summarized financial information, including those of the properties shown as discontinued operations, for the Company's reportable segments is shown in the following table (in 000's):

	Revenue Year Ended December 31,			Property Level Operating Income Year Ended December 31,
	2001	2000	1999	2001	2000	1999
Industrial
New Jersey	$25,827	$32,249	$9,278	$21,684	$26,721	$7,697
Pennsylvania	20,373	20,979	16,046	18,512	19,009	14,826
Indiana	9,270	7,560	3,901	9,269	7,291	3,746
Ohio	5,125	5,385	4,273	4,829	5,105	4,070
New York	5,540	7,663	6,627	4,301	6,574	5,889
South Carolina	7,199	7,476	7,071	6,310	6,648	6,280

	$73,334	$81,312	$47,196	$64,905	$71,348	$42,508

Office
New Jersey	$6,355	$7,417	$7,219	$5,467	$6,379	$6,212
Pennsylvania	2,140	7,386	6,265	1,279	5,041	4,173
New York	25,868	26,268	23,007	17,232	17,816	15,892

	$34,363	$41,071	$36,491	$23,978	$29,236	$26,277

Multi-Family and Other	$151	$272	$625	$148	$266	$431

Other income(1)	$1,857	$435	$214	$—	$—	$—

Total	$109,705	$123,090	$84,526	$89,031	$100,850	$69,216

Discontinued Operations	(3,135)	(3,102)	(2,867)

Total Revenue Less Discontinued Operations	$106,570	$119,987	$81,659

	Investment in Real Estate, At Cost Year Ended December 31,			Depreciation and Amortization Expense Year Ended December 31,
	2001	2000	1999	2001	2000	1999
Industrial
New Jersey	$188,473	$310,243	$225,603	$6,783	$6,112	$1,894
Pennsylvania	226,038	173,612	175,956	4,240	4,282	3,360
Indiana	88,207	67,920	39,373	1,769	1,629	922
Ohio	42,074	41,754	41,687	1,070	1,018	788
New York	44,783	44,371	56,230	1,093	1,347	1,230
South Carolina	64,759	66,020	65,861	1,883	1,878	1,616

	$654,334	$703,920	$604,710	$16,838	$16,266	$9,810

Office
New Jersey	$—	$59,688	$59,573	$2,821	$109	$1,597
Pennsylvania	11,743	43,087	46,239	410	446	1,082
New York	150,398	149,472	148,354	4,451	4,307	3,870

	$162,141	$252,247	$254,166	$7,682	$4,862	$6,549

Multi-Family and Other	$1,150	$1,233	$1,460	$—	$—	$—

Total	$817,625	$957,400	$860,336	$24,520	$21,128	$16,359

Discontinued Operations				(582)	(602)	(575)

Total Depreciation and Amortization Less Discontinued Operations				23,938	20,526	15,784

	Capital Expenditures Year Ended December 31,			Physical Occupancy Year Ended December 31,
	2001	2000	1999	2001	2000	1999
Industrial
New Jersey	$1,002	$558	$311	99.2%	100.0%	99.8%
Pennsylvania	383	286	159	95.2%	98.3%	100.0%
Indiana	—	—	—	100.0%	100.0%	100.0%
Ohio	318	66	13	100.0%	92.3%	100.0%
New York	426	335	170	57.2%	99.0%	99.3%
South Carolina	298	148	163	88.7%	78.8%	96.0%

	$2,427	$1,393	$816	93.9%	95.4%	99.2%

Office
New Jersey	$89	$112	$1,024	—	98.7%	99.5%
Pennsylvania	458	647	578	91.2%	89.7%	92.7%
New York	733	2,208	1,061	93.4%	96.4%	97.1%

	$1,280	$2,967	$2,663	93.2%	95.6%	96.9%

Multi-Family and Other	$—	$—	$—	100.0%	100.0%	100.0%

Total	$3,707	$4,360	$3,479	93.9%	95.4%	98.9%

	2001	2000	1999
Segment property level operating income as shown above	$89,031	$100,850	$69,216
Provision for asset valuation	—	(11,300)	—
Depreciation and amortization expense	(24,520)	(21,128)	(16,359)
General and administrative expense	(8,660)	(8,001)	(6,697)
Interest expense	(34,340)	(46,566)	(30,308)
Income from discontinued operations	(989)	(534)	(870)
Other income(1)	1,857	435	213

Income before equity in losses from equity method investments and gains on sales of assets	$22,379	$13,756	$15,195

(1)
Amount consists of interest and other service income not allocated to a specific business segment.

(2)
Property level operating income excludes depreciation and amortization expense.

14. Subsequent Events

Property Sales

        In the third quarter of 2002, the Company sold four industrial properties and one office property which aggregated 399,279 square feet and 66,000 square feet, respectively, for an aggregate selling price of $23.7 million for a net gain of $1.1 million.

        On December 13, 2002, the Company sold the New York office and industrial portfolio and other industrial properties for approximately $178.3 million. The Company retained a preferred equity investment of approximately $27 million, which will earn an 11% preferred return. The Company recorded a net loss of approximately $30.9 million, which included a $30.2 million asset impairment provision recorded in the third quarter of 2002, on this transaction.

Property Acquisitions

        During 2002, the Company acquired three industrial properties located in Pennsylvania aggregating 1.1 million square feet and 34 acres of land in New Jersey and Pennsylvania for an aggregate purchase price of approximately $44 million.

        On January 3, 2003, the Company acquired a 507,000 square foot industrial property at 2040 North Union Street in Middletown, PA for approximately $20.0 million.

        On January 31, 2003, the Company entered into a Purchase and Sale Agreement to acquire 1.6 million square feet in six industrial properties in the Harrisburg, PA area. The acquisition price for the properties in the aggregate is $47.5 million.

Offering

        In September 2002, the Company sold 2.0 million Common Shares at a price of $16.415 per share. The Company used the net proceeds of approximately $31.6 million, after underwriters discount and offering expenses, to repurchase all of its Series A Convertible Preferred Stock, with a $20.0 million liquidation preference, which required a 9.00% preferred dividend, and 200,000 shares of its Series C Convertible Preferred Stock, with a $5.0 million liquidation preference, which required a 9.75% preferred dividend, from AEW Targeted Securities Fund, L.P., and all of its Series B Convertible Preferred Units, with a $7.5 million liquidation preference, which required a 9.50% preferred return, from Hopewell Properties, Inc.

Discontinued Operations

        On January 1, 2002, the Company adopted the provisions of SFAS 144. In accordance with SFAS 144, the operating results and the net gain from dispositions of operating properties sold subsequent to December 31, 2001 where the Company does not have any significant continuing involvement with the properties are reflected in the consolidated statements of operations as discontinued operations for all periods presented. The net income and the net gains (losses) on dispositions of operating properties sold prior to December 31, 2001 are included in continuing operations for all periods presented.

        The Company reported income from discontinued operations in several different segments relating to one industrial property in Indiana, two industrial properties in Pennsylvania, one industrial property in South Carolina and one property in New York office segment that were sold subsequent to December 31, 2001 for those properties that meet the related criteria, as indicated in SFAS 144. The following table summarizes information for those properties:

	For the years ended December 31,
	2001	2000	1999
Revenue	$3,135	$3,102	$2,867
Property operating expenses	(598)	(637)	(430)
Interest expense	(967)	(1,329)	(992)
Depreciation and amortization expense	(581)	(602)	(575)
Minority interest	(331)	(257)	(415)

Income from discontinued operations	$658	$277	$455

15. Restatement of 2001 and 2000 Financial Statements

        Subsequent to the issuance of the Company's financial statements for 2001, the Company identified errors which have been corrected by the Company by restating the financial statements for

2001 and 2000. The corrections resulted in a reduction in the Company's reported net income of $460,000 and $329,000 for 2001 and 2000, respectively.

        The following is a summary of the effects of the aforementioned adjustments on the Company's consolidated financial statements before consideration of adjustments to restate the 2001 and 2000 consolidated financial statements for discontinued operations.

	2001 Previously Reported (1)	2001 As Restated		2000 Previously Reported	2000 As Restated
	(in 000's, except per share data)
Statements of Operations:
Revenue	$109,784	$109,705	(1)	$123,101	$123,090	(1)
General and administrative expense	7,983	8,660	(2)	7,523	8,001	(2)
Interest expense	34,187	34,340	(3)	46,566	46,566
Gains on sales of assets	9,142	9,142		87	106	(4)
Income from continuing operations	27,485	26,576		7,918	7,448
Minority interest	(5,650)	(5,393)		(649)	(508)
Extraordinary item	(2,466)	(2,274	)(5)	—	—
Net income allocated to Common Shareholders	14,334	13,874		896	567
Net income per Common Share—Basic	0.99	0.96		0.10	0.06
Net income per Common Share—Diluted	0.93	0.90		0.09	0.06
Balance Sheet:
Development and construction-in-progress	$62,337	$61,966	(3)	$28,366	$28,148	(2)
Notes and accounts receivable	11,592	11,046	(6)	9,446	8,143	(6)(7)
Deferred financing costs	4,314	4,506	(5)	5,775	5,391	(7)
Accrued expenses and other liabilities	11,265	10,807	(6)	11,742	11,742
Loans to executives and employees to purchase Common Shares	(6,127)	(5,191	)(2)	(4,033)	(3,774	)(2)
Cumulative net income	35,850	35,061		21,516	21,187

(1)
Corrections to decrease straight line rent revenue ($79,000 in 2001 and $154,000 in 2000) and increase termination income by $145,000 in 2000 for leases.

(2)
Compensation expense for forgiveness provisions of employee stock loans is recorded on a straight line basis over the related loan term ($677,000 in 2001 and $260,000 in 2000) and the expensing of $218,000 related to certain salaries which were previously capitalized as part of development projects.

(3)
Reduction in capitalized interest using the Company's weighted average interest rate as the capitalization rate ($153,000 in 2001) and reduction of salaries that were previously capitalized ($218,000 in 2000).

(4)
To correct recognition of gain/loss on sales of properties of $19,000.

(5)
Reversed extraordinary loss recorded from the modification to an existing line of credit facility ($192,000 in 2001).

(6)
Corrections to straight line rent revenue, termination income for leases and a reclass of a note receivable against an outstanding payable ($458,000 in 2001).

(7)
Reclassification to other assets held for sale due to certain assets being classified as held for sale.

Schedule II:
Keystone Property Trust
Valuation and Qualifying Accounts
As of December 31, 2001 (in 000's)

Description	Beginning Balance	Charges to costs and Expenses	Recoveries	Deductions	Ending Balance
For year ended December 31, 2001:
Allowance for doubtful accounts	$250	$232	$—	$—	$482
For year ended December 31, 2000:
Allowance for doubtful accounts	$—	$250	$—	$—	$250
For year ended December 31, 1999:
Allowance for doubtful accounts	$—	$—	$—	$—	$—

SCHEDULE III: REAL ESTATE AND ACCUMULATED DEPRECIATION As of December 31, 2001 (in 000's)
									Gross Amount Carried at Close of Period
				Initial Costs
	Location (City/State)	(a) Encumbrance				Transfers/ Reserves		Costs Capitalized Sub- sequent to Acquisition or Completion		Building and Improvements		Accumulated Depreciation 12/31/01	Year Acquired	Year Built/ Renovated	Depreciable Year(s)
Building Address				Land	Building				Land		Total
INDUSTRIAL PROPERTIES:
6813 Ruppsville Road	Allentown, PA	—		281	1,591	—		—	281	1,591	1,872	—	2001	1984	(c)
6829 Ruppsville Road	Allentown, PA	—		615	3,485	—		—	615	3,485	4,100	—	2001	1986	(c)
6831 Ruppsville Road	Allentown, AP	—		404	2,289	—		—	404	2,289	2,693	—	2001	1987	(c)
7220 Schantz Court	Allentown, PA	—		328	1,857	—		—	328	1,857	2,185	—	2001	1995	(c)
7485 Industrial Boulevard	Allentown, PA	—		1,109	6,286	—		—	1,109	6,286	7,395	—	2001	1990	(c)
7520 Morris Court	Allentown, PA	—		1,005	5,695	—		—	1,005	5,695	6,700	—	2001	1989	(c)
7529 Morris Court	Allentown, PA	—		1,960	11,109	—		—	1,960	11,109	13,069	—	2001	1998	(c)
7542 Morris Court	Allentown, PA	—		1,004	5,690	—		—	1,004	5,690	6,694	—	2001	1997	(c)
7566 Morris Court	Allentown, PA	—		677	3,834	—		—	677	3,834	4,511	—	2001	1991	(c)
7584 Morris Court	Allentown, PA	—		417	2,363	—		—	417	2,363	2,780	—	2001	1990	(c)
7663 Morris Court	Allentown, PA	—		271	1,533	—		—	271	1,533	1,804	—	2001	1988	(c)
2400, 2404, 2410 Gettysburg Road	Camp Hill, PA	—		1,351	4,236	—		161	1,351	4,397	5,748	(470)	1998	1950/60/93	(c)
811 Spangler Road	Camp Hill, PA	—		531	3,026	—		—	531	3,026	3,557	(65)	2001	1968	(c)
1440 Sheffler Drive	Chambersburg, PA	—		2,253	10,116	—		24	2,253	10,140	12,393	(922)	1998	1996	(c)
1465 Nitterhouse Drive	Chambersburg, PA	—		3,191	11,944	—		20	3,191	11,964	15,155	(1,082)	1998	1995	(c)
2294 Molly Pitcher Highway	Chambersburg, PA	16,739		1,894	19,661	—		85	1,894	19,746	21,640	(1,786)	1998	1960/85/91/93	(c)
One Tabas Lane	Exton, PA	—		842	3,552	—		36	842	3,588	4,430	(408)	1997	1968	(c)
Two Tabas Lane	Exton, PA	3,865		1,211	5,342	—		109	1,211	5,451	6,662	(618)	1997	1970	(c)
21 Roadway Drive	Harrisburg, PA	11,666		2,332	13,217	—		79	2,332	13,296	15,628	(789)	1999	1988	(c)
221 South 10th Street	Lemoyne, PA	18,889		4,498	25,486	—		219	4,518	25,685	30,203	(1,584)	1999	1955/96/97	(c)
420 Salem Church Road	Mechanicsburg, PA	10,010		1,854	10,537	—		—	1,854	10,537	12,391	(301)	2001	1973/75	(c)
75 Pleasant View Drive	Mechanicsburg, PA	—		641	3,643	—		—	641	3,643	4,284	(95)	2001	1977	(c)
1001, 1011 AIP Drive	Middletown, PA	7,083		1,539	7,225	—		221	1,539	7,446	8,985	(788)	1998	1991/92	(c)
1 Philips Drive	Mountaintop, PA	7,209		2,213	8,855	—		6	2,213	8,861	11,074	(1,012)	1998	1990/91/94	(c)
100 Oakhill Road	Mountaintop, PA	—		546	2,274	—		—	546	2,274	2,820	(245)	1997	1996	(c)
1091 Arnold Road	Reading, PA	—		768	3,206	—		94	768	3,300	4,068	(372)	1997	1996	(c)
1157 Arnold Road	Reading, PA	—		1,152	4,750	—		17	1,152	4,767	5,919	(549)	1997	1995	(c)

Subtotal Pennsylvania Industrial		75,461		34,887	182,802	—		1,071	34,907	183,853	218,760	(11,086)

300 Enterprise Drive	Bellevue, OH	3,890		746	4,226	—		2	746	4,228	4,974	(272)	1999	1998	(c)
1311 Majestic Drive	Fremont, OH	2,956		528	2,991	—		—	528	2,991	3,519	(192)	1999	1993	(c)
1411 Majestic Drive	Fremont, OH	3,670		671	3,803	—		—	671	3,803	4,474	(299)	1999	1995	(c)
600 Hagerty Drive	Fremont, OH	2,621		467	2,648	—		8	467	2,656	3,123	(208)	1999	1980/86/97	(c)
605 Hagerty Drive	Fremont, OH	1,634		283	1,604	—		5	283	1,609	1,892	(126)	1999	1991	(c)
670 Hagerty Drive	Fremont, OH	2,173		405	2,294	—		5	405	2,299	2,704	(180)	1999	1980/88/90	(c)
800 Hagerty Drive	Fremont, OH	778		128	724	—		5	128	729	857	(57)	1999	1987/88	(c)
5555 Massillon Road	Green, OH	—		1,573	6,309	—		(2)	1,567	6,313	7,880	(615)	1998	1996	(c)
16725 Square Drive	Marysville, OH	2,179		564	2,459	—		51	564	2,510	3,074	(250)	1998	1988	(c)
1030 South Edgewood Drive	Urbana, OH	—		782	2,293	—		782	782	3,075	3,857	(295)	1998	1991	(c)
3530 East Pike	Zanesville, OH	4,475		1,002	4,685	—		33	1,002	4,718	5,720	(470)	1998	1991	(c)

Subtotal Ohio Industrial		24,376		7,149	34,036	—		889	7,143	34,931	42,074	(2,964)

21 Cranbury Road	Cranbury, NJ	27,700		5,856	31,688	72		298	5,856	32,058	37,914	(2,049)	1999	1998	(c)
24 Abeel Road	Cranbury, NJ	—		292	1,435	3		9	292	1,447	1,739	(93)	1999	1979	(c)
34 Englehard Drive	Cranbury, NJ	—		1,467	8,381	—		82	1,467	8,463	9,930	(542)	1999	1979	(c)
400 Cabot Drive	Hamilton Twp., NJ	18,631		3,468	19,653	44		52	3,468	19,749	23,217	(938)	2000	1989	(c)
2 Volvo Drive	Rockleigh, NJ	(d	)	994	4,192	—		1	994	4,193	5,187	(479)	1997	1966/92	(c)
30 Stults Road	S. Brunswick, NJ	2,606		395	2,469	7		635	395	3,111	3,506	(227)	2000	1974	(c)
301-321 Herrod Boulevard	S. Brunswick, NJ	16,734		3,777	21,376	47		14	3,777	21,437	25,214	(1,377)	1999	1988/89	(c)
Four Applegate	Washington Twp., NJ	9,727		2,243	12,713	30		7	2,243	12,750	14,993	(607)	2000	1998	(c)
5 Henderson Drive	West Caldwell, NJ	(d	)	1,684	9,545	22		835	1,684	10,402	12,086	(473)	2000	1967//72/80/91	(c)

Subtotal New Jersey Industrial		75,398		20,176	111,452	225		1,933	20,176	113,610	133,786	(6,785)

351 West 10th Street	Indianapolis, IN	2,300		547	3,105	—		—	547	3,105	3,652	(229)	1999	1999	(c)
4400 West 96th Street	Indianapolis, IN	5,734		1,384	7,845	—		43	1,391	7,881	9,272	(694)	1998	1998	(c)
6402 Corporate Drive	Indianapolis, IN	6,015		1,250	7,424	—		39	1,256	7,457	8,713	(657)	1998	1995/1996	(c)
8677 Logo Court	Indianapolis, IN	8,798		2,547	15,109	—		79	2,559	15,176	17,735	(1,337)	1998	1991	(c)
501 Airtech Drive	Plainfield, IN	19,500		4,272	24,275	—		—	4,272	24,275	28,547	(1,387)	2000	2001	(c)
558 Airtech Drive	Plainfield, IN	14,947		1,984	15,040	—		3,264	5,247	15,041	20,288	(41)	2001	2001	(c)

Subtotal Indiana Industrial		57,294		11,984	72,798	—		3,425	15,272	72,935	88,207	(4,345)

104 Hidden Lake Circle	Duncan, SC	(d	)	697	3,947	—		11	697	3,958	4,655	(235)	1999	1986/92	(c)
120 Hidden Lake Circle	Duncan, SC	—		1,463	8,292	—		—	1,463	8,292	9,755	(651)	1999	1998	(c)
Augusta Road Industrial Park	Greenville, SC	—		1,129	6,405	—		45	1,130	6,449	7,579	(552)	1998	1995/1996	(c)
Rocky Creek Business Park	Greenville, SC	—		617	3,499	(1,539	)(e)	69	385	2,261	2,646	(228)	1998	1996	(c)
White Horse Road Industrial Park	Greenville, SC	—		1,272	7,218	—		175	1,273	7,392	8,665	(634)	1998	1987	(c)
1221 South Batesville Road	Greer, SC	—		1,497	8,498	—		450	1,499	8,946	10,445	(747)	1998	1968/80/84	(c)
Buncombe Road Industrial Park	Greer, SC	—		1,010	5,734	—		132	1,010	5,865	6,875	(499)	1998	1985	(c)
Outlaw Industrial Park	Greer, SC	—		790	4,483	—		58	790	4,540	5,330	(391)	1998	1970	(c)
Piedmont Highway Industrial Park	Piedmont, SC	—		1,310	7,433	—		64	1,310	7,497	8,807	(642)	1998	1994	(c)

Subtotal South Carolina Industrial		—		9,785	55,509	(1,539)		1,004	9,557	55,200	64,757	(4,579)

Northeast Industrial Park Bldg. 21	Albany, NY	3,257		1,340	5,472	—		134	1,340	5,606	6,946	(581)	1998	1988-1989	(c)
Northeast Industrial Park Bldg 22	Albany, NY	3,388		971	3,964	—		37	971	4,001	4,972	(417)	1998	1988-1989	(c)
Northeast Industrial Park Bldg. 8	Albany, NY	6,275		1,254	5,124	—		153	1,254	5,277	6,531	(548)	1998	1947	(c)
4 Marway Circle	Gates, NY	1,186		289	1,161	—		377	289	1,538	1,827	(140)	1998	1976/77	(c)
5 Marway Circle	Gates, NY	1,014		248	995	—		84	248	1,079	1,327	(115)	1998	1976/77	(c)
8 Marway Circle	Gates, NY	1,243		289	1,161	—		—	289	1,161	1,450	(116)	1998	1976/77	(c)
4472 & 4480 Steelway Blvd.	Liverpool, NY	10,818		2,611	10,375	—		259	2,611	10,634	13,245	(1,120)	1998	1972/77/78	(c)
Mount Ebo	Mount Ebo, NY	(d	)	1,495	6,990	—		—	1,495	6,990	8,485	(449)	1999	1992	(c)

Subtotal New York Industrial		27,181		8,497	35,242	—		1,044	8,497	36,286	44,783	(3,486)

Subtotal Industrial Properties		259,710		92,478	491,839	(1,314)		9,366	95,552	496,815	592,367	(33,245)

OFFICE:
Corporate Center 15	Mechanicsburg, PA	—		1,226	3,810	(540)		728	1,226	3,998	5,224	(552)	1998	1988	(c)
Treeview Corporate Center	Wyomissing, PA	—		1,412	5,055	(447)		499	1,412	5,107	6,519	(534)	1998	1989	(c)

Subtotal Pennsylvania Office		—		2,638	8,865	(987)		1,227	2,638	9,105	11,743	(1,086)

13 Columbia Circle	Albany, NY	—		441	1,883	—		17	441	1,900	2,341	(198)	1998	1991/96	(c)
15 Columbia Circle	Albany, NY	6,809		1,843	8,076	—		45	1,843	8,121	9,964	(851)	1998	1991/96	(c)
17 Columbia Circle	Albany, NY	—		1,330	5,683	—		17	1,330	5,700	7,030	(597)	1998	1991/96	(c)
8 Airline Drive	Albany, NY	—		1,298	5,300	—		17	1,298	5,317	6,615	(557)	1998	1997	(c)
Nine Columbia Circle	Albany, NY	—		218	891	—		110	218	1,001	1,219	(155)	1998	1991/96	(c)
One Columbia Circle	Albany, NY	(d	)	1,365	5,822	—		71	1,365	5,893	7,258	(656)	1998	1991/96	(c)
Three Columbia Circle	Albany, NY	5,021		1,533	6,522	—		180	1,533	6,702	8,235	(760)	1998	1991/96	(c)
5000 Campuswood Drive	East Syracuse, NY	(d	)	373	2,611	—		175	373	2,786	3,159	(310)	1998	1988	(c)
5009 Campuswood Drive	East Syracuse, NY	503		144	625	—		5	144	630	774	(60)	1998	1989	(c)
5010 Campuswood Drive	East Syracuse, NY	4,363		767	6,516	—		425	767	6,941	7,708	(796)	1998	1989	(c)
5015 Campuswood Drive	East Syracuse, NY	7,007		876	9,732	—		608	876	10,340	11,216	(997)	1998	1991	(c)
125 Indigo Creek Drive	Greece, NY	—		524	3,012	—		—	524	3,012	3,536	(287)	1998	1994	(c)
6 British American Boulevard	Latham, NY	—		780	3,082	—		135	780	3,217	3,997	(371)	1998	1981	(c)
1045 James Street	Syracuse, NY	2,910		716	4,564	—		26	716	4,590	5,306	(436)	1998	1976/80	(c)
250 South Clinton Street	Syracuse, NY	16,111		4,135	23,782	—		1,076	4,135	24,858	28,993	(2,487)	1998	1990	(c)
308 Maltbie Street	Syracuse, NY	—		325	1,870	—		388	325	2,258	2,583	(293)	1998	1943	(c)
400 West Division Street	Syracuse, NY	—		562	3,231	—		3	562	3,234	3,796	(308)	1998	1992	(c)
507 Franklin Square	Syracuse, NY	5,059		1,372	7,890	—		38	1,372	7,928	9,300	(778)	1998	1991	(c)
One Clinton Square	Syracuse, NY	1,634		371	2,132	—		109	371	2,241	2,612	(216)	1998	1975	(c)
One Park Place	Syracuse, NY	8,642		3,203	20,593	—		960	3,203	21,552	24,756	(1,695)	1999	1983	(c)

Subtotal New York Office		58,059		22,176	123,817	—		4,405	22,176	128,221	150,397	(12,808)

Subtotal Office Properties		58,059		24,814	132,682	(987)		5,632	24,814	137,326	162,140	(13,894)

Keystone Operating Partnership, L.P.		—		—	—	—		312	6	306	312	(53)

Total All Properties		317,769	(b)	117,292	624,521	(2,301)		15,272	120,372	634,447	754,819	(47,192)

SCHEDULE III:
REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2001
(in 000's)

NOTES:

  (a)
  See description of encumbrances in Item 1—Summary of Indebtedness

  (b)
  Reconciliation of encumbrances as shown above to total consolidated debt, excluding unamortized debt premiums of $1.9 million at December 31, 2001 is as follows:
Amount shown above	$317,769
Debt related to development or construction in progress	15,912
Working capital facility and unsecured credit facility	99,466

Total consolidated debt, excluding debt premiums	$433,147

  (c)
  Depreciation is computed based on the following estimated lives:
Buildings and Improvements	35 years
Tenant/Leasehold Improvements	Life of Lease
Furniture, Fixtures and Equipment	5 to 10 years
  (d)
  These properties collateralize a $10.0 million working capital facility, of which $6.5 million is outstanding at December 31, 2001.

  (e)
  Reduction in basis due to disposition of one property in this industrial park in 2001.

At December 31, 2001, the aggregate net carrying amount for land and buildings and improvements for federal income tax reporting was approximately $651.8 million.

Summary of Real Estate and Accumulated Depreciation Activity:

	2001		2000		1999
	Cost(1)	Accumulated Depreciation	Cost(1)	Accumulated Depreciation	Cost(1)	Accumulated Depreciation
Balance at beginning of year	$928,038	$40,558	$841,106	$22,396	$541,162	$6,867
Property acquisitions	102,493	—	133,227	—	304,704	—
Capital improvements	4,341	—	4,360	—	3,479	—
Transfers	(1,314)	—	—	—	—	—
Properties sold	(278,738)	(15,633)	(50,655)	(1,528)	(8,239)	(202)
Depreciation expense	—	22,267	—	19,690	—	15,731

Balance at end of year	$754,820	$47,192	$928,038	$40,558	$841,106	$22,396

(1)
These balances exclude development and construction-in-progress and the Company's investment in a direct financing lease.

QuickLinks

SIGNATURES
KEYSTONE PROPERTY TRUST
INDEX
Independent Auditors' Report
KEYSTONE PROPERTY TRUST CONSOLIDATED BALANCE SHEETS (dollars in thousands)
KEYSTONE PROPERTY TRUST CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands)
KEYSTONE PROPERTY TRUST CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
KEYSTONE PROPERTY TRUST CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (dollars in thousands)
KEYSTONE PROPERTY TRUST NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Schedule II: Keystone Property Trust Valuation and Qualifying Accounts As of December 31, 2001 (in 000's)
SCHEDULE III: REAL ESTATE AND ACCUMULATED DEPRECIATION As of December 31, 2001 (in 000's)